UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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NORTEK , INC.

(Name of Registrant as Specified In Its Charter)

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April 5, 2013

Dear Stockholder:

The Company's 2013 Annual Meeting of Stockholders will be held on May 9, 2013 at 8:30 a.m., local time, at The Omni Providence Hotel, One West Exchange Street, Providence, RI 02903 (telephone: (401) 598-8000), and I hope you will join us.

At the meeting, we will be asking you:

1. To elect three Class I directors for a three-year term to expire in 2016;

2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As explained more fully in the proxy statement, you can vote using the Internet, by telephone, by mail, or in person, in each case by following the instructions in the proxy statement.

We urge you to vote your shares at your earliest convenience.

Thank you very much for your interest in our Company.

Sincerely,

Michael J. Clarke
President and Chief Executive Officer
Nortek, Inc.

NORTEK, INC.
________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2013
________________
Dear Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Nortek, Inc., a Delaware corporation (the “Company”), will be held at The Omni Providence Hotel, One West Exchange Street, Providence, RI 02903 (telephone: (401) 598-8000), on May 9, 2013 at 8:30 a.m., local time, to vote on the following proposals:

1. To elect John T. Coleman, Thomas A. Keenan and J. David Smith as the three Class I directors to serve a three-year term until the Company's Annual Meeting in 2016;

2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 15, 2013 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting.

You can simplify your voting and save the Company expense by voting over the telephone or by Internet.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted in the election of directors. If you do not instruct your broker on how to vote in the election of directors, your shares will not be voted in the election of directors.

All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 9, 2013. Our Proxy Statement and Annual Report to Stockholders are available at http://www.nortekinc.com/proxy.html.

Sincerely,

Kevin W. Donnelly
Senior Vice President, General Counsel and Secretary
Nortek, Inc.

Providence, Rhode Island

April 5, 2013
NORTEK, INC.
Proxy Statement - Table of Contents

ABOUT THE ANNUAL MEETING

This proxy statement contains information related to the Annual Meeting of Stockholders of Nortek, Inc. (“Nortek” or the “Company”). The State of Delaware (the state in which the Company is incorporated), the Securities and Exchange Commission (the “SEC”) and the NASDAQ Global Market (“Nasdaq”) have rules that govern how we must conduct the Annual Meeting and what rights you may or may not have therein, especially related to how we solicit your votes for the Annual Meeting, the form of proxy that we may use, and the information that we must provide to you. Below you will find a summary of matters that specifically relate to the Annual Meeting and that we are required to disclose to you. We hope that you find this summary useful in your understanding of the Annual Meeting process, the Company's business, the directors, and the other matters that are pertinent to all of the foregoing.

Date of Annual Meeting (the “Annual Meeting”)	May 9, 2013

Time of Annual Meeting	8:30 a.m., local time

Place of Annual Meeting	The Omni Providence Hotel, One West Exchange Street, Providence, RI 02903 (telephone: (401) 598-8000)

Record Date for Annual Meeting (the “Record Date”)	March 15, 2013

Attending the Annual Meeting
All stockholders of record are welcome at the Annual Meeting. If you are intending to attend, please have proper identification. If your shares are held in street name, please have your most current brokerage account statement with you.

Directions to the Annual Meeting are available at http://www.omnihotels.com/FindAHotel/Providence/MapAndDirections.aspx.

Mailing Date of Proxy Materials	On or about April 5, 2013

Votes to Be Taken at the Annual Meeting	You are voting on:

Proposal 1: Election of John T. Coleman, Thomas A. Keenan and J. David Smith to the class of directors whose term expires in 2016 (see page 17);

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2013 (see page 42); and

Any other business properly coming before the Annual Meeting.

Recommended Vote on Each Proposal	The Board of Director's recommendation can be found with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

1. FOR each of the three nominees for Class I director; and

2. FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2013 fiscal year.

Vote Required to Pass Each Proposal

Proposal 1 - Election of Directors
Directors are elected by plurality of the votes cast, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Stockholders may not cumulate votes for the election of directors. If a nominee for director is unable to stand for election as a director, the Proxy Committee (as defined later in this proxy statement) may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

Proposal 2 - Ratification of Public Accountants	Ratification of Proposal 2 requires a majority of the votes cast at the Annual Meeting and voting on the matter must vote FOR this proposal.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	15,883,771 shares of common stock, which includes 547,604 shares of restricted common stock awarded under Nortek's 2009 Omnibus Incentive Plan as Amended and Restated.

Voting of Shares	Each stockholder is entitled to one vote for each share of common stock and to one vote for each share of restricted common stock held as of the Record Date.

Company Headquarters	50 Kennedy Plaza, Providence, Rhode Island 02903

Company Telephone Number	(401) 751-1600

VOTING YOUR SHARES

Who is soliciting your proxy?	The Company's Board of Directors (the “Board”)

Who can vote?	Stockholders of record or beneficial owners at the close of business on the Record Date, March 15, 2013, are entitled to notice of and to vote at the Annual Meeting.

Who is a “stockholder of record”?
You are a stockholder of record if your shares of the Company's stock are registered directly in your own name with the Company's transfer agent, Computershare Shareowner Services (the “Transfer Agent”), as of the Record Date.

Who is a “beneficial owner”?
You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock, and who is often the stockholder of record. This is often called ownership in “street name” because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the stockholder of record. You must follow the instructions of the stockholder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the Annual Meeting in order to vote.

Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting. The Company will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the date of the Annual Meeting.

What is a “broker non-vote”?
If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

As a general matter, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. Proposal 1: Election of Directors will be considered a non-routine matter for the Annual meeting and brokers will not have the authority to vote uninstructed shares on this matter. Proposal 2: Ratification of Accountants will be considered a routine matter for the Annual Meeting.

Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

What happens if I am a stockholder of record and I don't give specific voting instructions?
If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined later in this proxy statement) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

What is the “Proxy Committee”?
The Proxy Committee was appointed by the Board and is comprised of Michael J. Clarke and Kevin W. Donnelly. The Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?	By Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-800-690-6903 from any touch-tone telephone. You must have your proxy card available when you call.

By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please allow sufficient time for delivery if you decide to vote by mail.

At the Annual Meeting. If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. If your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the stockholder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, May 8, 2013.

How can I change my vote?
You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, or by voting by ballot at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Annual Meeting.

Are there other matters to be voted on at the Annual Meeting?
The Board is not aware of any matters not set forth in this proxy statement that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?
The Company will bear the entire cost of soliciting the proxies, including the preparation, assembly, printing and mailing of this proxy statement. The Company has retained Georgeson Inc. (“Georgeson”) to act as a proxy solicitor in conjunction with the Annual Meeting and has agreed to pay $8,000, plus reasonable out-of-pocket expenses, to Georgeson for proxy solicitation services. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation.

NORTEK BOARD OF DIRECTORS

The Company's business and affairs are managed under the direction of Nortek's Board of Directors (the “Board”). The Board consists of nine directors divided into three classes of three directors who serve in staggered three-year terms. The Company believes that a staggered Board is the most effective way for the Board to be organized because it ensures greater certainty of continuity from year-to-year, which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, three directors are elected for a three-year term, while the other six directors do not have to stand for election as their term is not then expiring. The Company's current directors are as follows:

•	Class I directors are John T. Coleman, Thomas A. Keenan and J. David Smith, and their terms will expire at this year's Annual Meeting;

•	Class II directors are Jeffrey C. Bloomberg, Joseph M. Cianciolo and James B. Hirshorn, and their terms will expire at the annual meeting of stockholders to be held in 2014; and

•	Class III directors are Michael J. Clarke, Daniel C. Lukas and Bennett Rosenthal, and their terms will expire at the annual meeting of stockholders to be held in 2015.

Board Meetings and Annual Meeting of Stockholders

During fiscal year 2012, the Board met 8 times for both regular and special meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he was a member. Our Corporate Governance Guidelines provide that absent compelling reasons, directors that attend fewer than 50 percent of Board or committee meetings for two consecutive years should not be re-nominated for service on the Board.

During fiscal year 2012, the Board had an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. To promote open discussion among the non-management directors, the non-management directors generally meet in executive session after regularly scheduled Board meetings.

The Company does not have a formal policy regarding attendance by members of the Board at the Company's annual meeting, but each director is encouraged to do so. All directors attended the Company's 2012 annual meeting.

Stockholder Communication

The Company is committed to ensuring that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may communicate with any of the directors by sending a letter to the director, c/o Secretary, Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903. All such letters will be promptly forwarded to the respective director.

Director Independence

The common stock of the Company is listed on Nasdaq and evaluates the independence of the Company's Board of Directors and committees in accordance with the Nasdaq listing rules (the “Nasdaq Rules”). The Board of Directors has adopted the following definition of what constitutes an independent director and the Nominating and Corporate Governance Committee is responsible for assessing compliance with this standard on an annual basis. To be considered independent: (1) a director must not be an Executive Officer (as defined in the Nasdaq Rules) or employee of the Company or any of its subsidiaries and (2) must not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Persons described by Nasdaq Rules 5605(a)(2)(A) through 5605(a)(2)(F), inclusive, shall not be considered independent. In addition, the Board of Directors has established guidelines to assist it in determining whether a director has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under these guidelines, a director will not be considered to have a such a relationship if he or she is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, unless the total amount of either company's indebtedness to the other is more than one percent of the total consolidated assets of the company which he or she serves as an executive officer.
The Board has determined that all directors except Messrs. Clarke and Hirshorn are considered “independent directors” within the meaning of the Nasdaq Rules and each of them is free of any relationship that would interfere with the director's exercise of independent judgment in carrying the responsibilities of a director. In making this determination, our Board considered that Messrs. Lukas and Rosenthal are partners in the Private Equity Group of Ares Management LLC, an affiliate of two of our significant stockholders.
Leadership of the Board

The Board is responsible for the oversight of the Company's overall strategy and operations. The Board is committed to objective oversight of the Company's management, especially through its independent leadership and committee membership.

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities associated with the two roles. Mr. Michael J. Clarke, the Chief Executive Officer, is responsible for the general management, oversight, leadership, supervision and control of the day-to-day business and affairs of the

Company, and ensures that all directions of the Board are carried into effect. Mr. J. David Smith, the Chairman of the Board, is charged with presiding over all meetings of the Board and the Company's stockholders, and providing advice and counsel to the Chief Executive Officer and other Company officers regarding the Company's business and operations. Separating these roles allows the Chief Executive Officer and the Chairman to focus their time and energy where they are best used. On March 29, 2012, Mr. Jeffrey C. Bloomberg resigned from his position as Lead Director and the Board determined to eliminate the position of Lead Director so long as the roles of Chief Executive Officer and Chairman are separated.

Committees of the Board

The current standing committees of the Board are: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee operates under a charter approved by the Board. Copies of each committee's charter are posted on the Corporate Governance section of the Investors section of the Company's website, www.nortekinc.com. The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

The membership of the Committees is set forth below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey C. Bloomberg	●	●
Joseph M. Cianciolo	Chair		●
John T. Coleman	●	●	Chair
Michael J. Clarke
Thomas A. Keenan (1)	●
James B. Hirshorn
Daniel C. Lukas		Chair	●
Bennett Rosenthal			●
J. David Smith
____________
(1)    As of March 5, 2013, Mr. Keenan also serves on the Compensation Committee.

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each of these standing committees consists entirely of independent directors pursuant to Nasdaq Rules and the applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

Established in accordance with Section 3(a)(58)(A) of the Exchange Act, the Audit Committee currently consists of Messrs. Cianciolo (Chairman), Bloomberg, Coleman and Keenan, each of whom is independent within the meaning of Exchange Act Rule 10A-3. The Board of Directors has determined that each Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee and that Mr. Cianciolo is an “audit committee financial expert” as defined in applicable SEC rules and has “financial sophistication” as defined in the applicable Nasdaq Rules.
The Audit Committee operates under a written charter. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The purposes of the Audit Committee are to: (i) appoint, oversee and replace, if necessary, the independent auditor; (ii) assist the Board of Director's oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, and (d) the performance of the Company's internal audit function and independent auditor; and (iii) prepare the report that the SEC rules require to be included in the Company's annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee also reviews the annual audited financial statements for the Company. In addition, the Audit Committee assists the Board in the oversight of the Company's risk management processes (as described more fully below under the “The Board's Role in Risk Oversight”).

In fiscal year 2012, the Audit Committee met seven times for both regular and special meetings.

Additional information regarding the Audit Committee and the Company's independent registered public accounting firm is disclosed under the heading “Audit Committee Matters” below.

Compensation Committee

During 2012, the Compensation Committee consisted of Messrs. Lukas (Chairman), Coleman and Bloomberg. The Compensation Committee operates under a written charter. The Compensation Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval.

The Compensation Committee's primary responsibilities are to: (i) assist in carrying out the Board's responsibilities relating to compensation of the Company's executive officers; (ii) review the annual Compensation Discussion and Analysis to be included in the annual proxy statement; and (iii) produce the annual report of the Committee on executive compensation for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations. In addition, the Compensation Committee oversees, reviews and approves annual goals and objectives of the Company's chief executive officer (the “CEO”) and assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company. The Compensation Committee meets periodically throughout the year to: (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers; (ii) evaluate the performance of the executive officers in light of those goals and objectives; and (iii) determine and approve the compensation of the executive officers.

In addition, the Compensation Committee reviews and approves compensation arrangements for the Board and its committees. The Compensation Committee also administers the Company's 2009 Omnibus Incentive Plan as Amended and Restated (the “2009 Plan”) and the Short-Term Cash Incentive Plan for Nortek Executives under (the “2012 Plan”) established under the 2009 Plan. For a detailed description regarding the Compensation Committee's role in setting executive compensation, see “Executive Compensation-Compensation Discussion and Analysis” below.
In fiscal year 2012, the Compensation Committee met seven times for both regular and special meetings.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Messrs. Coleman (Chair), Cianciolo, Lukas and Rosenthal. The Nominating and Corporate Governance Committee operates under a written charter. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval.
The Nominating and Corporate Governance Committee's purpose is to: (i) identify individuals qualified to become members of the Board; (ii) select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders; (iii) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (iv) oversee the evaluation of the Board and its dealings with management; and (v) ensure that proper attention is given to stockholders' concerns regarding corporate governance.

Procedures for Nominating Directors
The Nominating and Corporate Governance Committee reviews with the entire Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Board and the Nominating and Corporate Governance Committee believe that directors should bring to the Company a variety of perspectives and skills that are derived from high quality business and professional experience and that are aligned with the Company's strategic objectives.

We also require that directors be able to dedicate the time and resources sufficient to ensure the diligence performance of the directors' duties on our behalf, including attending all board and applicable committee meetings. In this respect, directors are expected to advise the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting any other public company directorship or assignment to the audit committee of the board of directors of any other public company.
Although the Company does not have a formal policy considering diversity in identifying nominees for director, the Board and the Nominating and Corporate Governance Committee generally consider an array of factors, including all aspects of diversity.
The Nominating and Corporate Governance Committee identifies nominees for election to the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Committee and Board may be consulted for suggestions as to individuals meeting the criteria above. Research may also be performed to identify qualified individuals.
The Nominating and Corporate Governance Committee seeks to populate the Board with a set of individuals that possess many of the criteria that the Board and the Nominating and Corporate Governance Committee consider important for the totality of the Board to possess as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and a commitment to representing the long-term interests of stockholders.
The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board of Directors, using the same criteria described above. See “Stockholder Proposals” below.
In fiscal year 2012, the Nominating and Corporate Governance Committee met three times for both regular and special meetings.

The Board's Role in Risk Oversight

We recognize the importance of effective risk management to the success of our business and our stockholders. The Board of Directors has principal responsibility for oversight of the Company's risk management processes. Management has day-to-day responsibility for the identification and control of risk facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material effect on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company's auditors. The Board has delegated certain risk assessment responsibilities to each of its three standing committees. In particular, the Audit Committee focuses on enterprise and financial risk, including internal controls covering the safeguarding of assets and the accuracy and completeness of financial reporting. The Compensation Committee sets compensation programs for management that take into consideration alignment of management compensation with building stockholder value while avoiding compensation policies that reward excessive risk taking. The Nominating and Corporate Governance Committee oversees the annual Board self-evaluation and director nomination process in order to ensure a diverse and well balanced Board, and it provides input to the Board regarding the appointment of the Company's executive officers. These Committees meet regularly and report their findings to the Board throughout the year. We do not believe that any risks arising from our compensation policies and practices create or encourage the taking of excessive risk that are reasonably likely to have a material adverse effect on the Company. For our executive compensation programs, we incorporate short-term and long-term incentive programs for cash and equity awards that are designed to reward successful execution of our business strategy and achievement of desired business results.

DIRECTOR COMPENSATION

Director Compensation Arrangements

The Company's non-employee directors are compensated as follows:

Compensation element
Annual retainer	$50,000
Additional per Board meeting fee	$1,500
Annual Audit Committee chair retainer	$15,000
Annual Audit Committee member retainer	$2,500
Annual Compensation Committee chair retainer	$12,500
Annual Compensation Committee member retainer	$2,500
Annual Nominating and Corporate Governance Committee chair retainer	$7,500
Additional per Committee meeting fee (for meetings held independently of a Board meeting)	$1,500

In addition, effective March 29, 2012, an additional annual retainer fee of $55,000 was established for the Chairman of the Board, and an additional annual retainer fee of $2,500 was established for the non-Chairman members of the Nominating and Corporate Governance Committee. Each annual retainer fee is payable in advance in four equal quarterly installments on the first day of each quarter, provided that the amount of such payment will be prorated for any portion of the quarter that the director was not serving on the Board.

Our Corporate Governance Guidelines provide that it is the policy of the Board of Directors that a significant portion of director compensation should be in the form of stock or stock based instruments in order to align their interest with those of stockholders. For fiscal year 2012, each of our non-employee directors (other than Mr. Smith) also received 1,012 shares of restricted stock and Mr. Smith received 1,645 shares of restricted stock for service as Chairman of the Board. One-third of each director's award vests on March 29 in each of 2013, 2014 and 2015. Unvested shares of restricted stock are forfeited upon the termination of a director's service with the Company, and shares of restricted stock that have not vested prior to a Change of Control (as defined in the 2009 Plan) fully vest upon a Change of Control. These shares of restricted stock have voting rights and accumulated cash dividends are withheld and paid without interest upon vesting.

Each non-employee director is also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.

Mr. Clarke, our current President and Chief Executive Officer, does not receive additional compensation for service as a director of the Company.

Fiscal Year 2012 Director Compensation

The following table provides a summary of compensation paid for the year ended December 31, 2012 to the members of the Board of Directors. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Jeffrey C. Bloomberg	96,000	39,974	—	—	135,974
Joseph M. Cianciolo	95,375	39,974	—	—	135,349
John T. Coleman	103,000	39,974	—	—	142,974
James B. Hirshorn	63,500	546,725	339,978	918,204(4)	1,868,407
Thomas A. Keenan	78,000	39,974	—	—	117,974
Daniel C. Lukas	94,375	39,974	—	—	134,349
Bennett Rosenthal	69,875	39,974	—	—	109,849
J. David Smith	106,611	64,978	—	—	171,589

(1)	This column reports the amount of cash compensation earned in 2012 for Board and committee service. Mr. Bloomberg's fees for service as Lead Director were pro-rated through March 2012.

Director fees awarded to Messrs. Rosenthal and Lukas are held for the benefit of Ares Management LLC and certain entities and funds managed or affiliated with Ares Management LLC (“Ares”).

(2)
This amount represents the ASC 718 aggregate grant date fair value of: the annual stock grant of (a) 1,012 shares made to all non-employee directors (other than Mr. Smith) on March 29, 2012; (b) a stock grant for Mr. Smith of 1,645 shares for service as the Chairman of the Board; and (c) an additional stock grant of 14,485 shares to Mr. Hirshorn in connection with his consultant arrangement, comprised of (i) 4,828 shares of time-vested restricted stock and (ii) 9,657 shares of performance-vested restricted stock, which is subject to the attainment of the cumulative restricted stock Adjusted EBITDA targets established by the Compensation Committee and the Board each of fiscal years 2012, 2013 and 2014. See “Compensation, Discussion & Analysis -Compensation Decisions in 2012 - Equity-Based Compensation.” The amount for Mr. Hirshorn's performance-vested restricted stock awards reflects the most probable outcome for awards at December 31, 2012 valued at the date of grant in accordance with FASB ASC Topic 718, which we estimate to be at the target level of performance goals. See “Certain Relationship and Related Transactions” below for description of Mr. Hirshorn's consulting arrangement.

Each non-employee director had 2,314 shares of restricted stock outstanding at the end of fiscal year 2012, other than (i) Mr. Smith who had 2, 947 shares of restricted stock outstanding at the end of fiscal year 2012 and (ii) Mr. Hirshorn who had 16,799 shares of restricted stock outstanding at the end of fiscal year 2012.

The shares of restricted stock awarded to each of Messrs. Rosenthal and Lukas are held for the benefit Ares. Each of Messrs. Rosenthal and Lukas holds restricted stock as nominee for the sole benefit of Ares and has assigned all economic, pecuniary and voting rights in respect of such restricted stock to Ares. Each of Messrs. Rosenthal and Lukas expressly disclaims beneficial ownership of such restricted stock.

(3)
Represents the ASC 718 grant date fair value of stock options granted to Mr. Hirshorn in connection with his consulting arrangement (see Note 4 below).

All non-employee directors had 4,000 vested option awards outstanding at the end of fiscal year 2012.

(4)
Includes $420,000 in consulting fees from the Company pursuant to a consulting arrangement between the Company and Mr. Hirshorn (see “Certain Relationship and Related Transactions” below). Mr. Hirshorn also received an annual cash incentive compensation award of $498,204 under the 2012 Plan for his services as a consultant to the Company.

CORPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, as well as corporate governance-related rules adopted by the SEC and Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which are posted on the Corporate Governance section of the Investors section of the Company's website, www.nortekinc.com (the “Company's website”). The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, board membership criteria and independence, access to management, employees and advisers, meetings of non-management directors, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines which are posted on the Corporate Governance section of the Investors section of the Company's website, www.nortekinc.com (the “Company's website”). The Company's website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, board membership criteria and independence, access to management, employees and advisers, meetings of non-management directors, director orientation and continuing education, management succession and performance evaluation of the Board.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Transactions with Related Persons

The Board has adopted written policies and procedures for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a “Related Person”) has a direct or indirect material interest.

This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether or not to approve or ratify such transaction, including:

•	the position within or relationship of the Related Person with the Company;

•	the impact on a director's independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which a director has a position or relationship;

•
the business purpose for and reasonableness of the transaction, taken in the context of the availability of other sources for comparable products or services for attaining the purposes of the transaction;

•	the materiality of the transaction to the Company and the Related Person, including the approximate dollar value (without regard to profit or loss);

•	whether the transaction is in the ordinary course of the Company's business and was proposed and considered in the ordinary course of business;

•	the benefits to the Company of the proposed related person transaction;

•	whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and

•	any other information regarding the transaction or the Related Person in the context of the transaction that could be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent, with the Company's best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

Related Person Transactions

Hirshorn Consulting Arrangement

Mr. Hirshorn, a member of our Board of Directors, entered into a Consulting Agreement with the Company, effective July 1, 2011 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Hirshorn agreed to provide consulting services to the then Interim Chief Executive Officer of the Company for an initial term of one year, ending on July 2, 2012. For his services, Mr. Hirshorn was paid a fee of $35,000 per month, and the Company reimbursed his reasonable and necessary business expenses incurred in the course of providing the services. In July 2012 the Board, based upon the recommendation of the Compensation Committee, approved Mr. Hirshorn's further engagement as a consultant for the Company for a period of twelve to eighteen months in connection with various transformation initiatives. For his services, the Board approved monthly cash compensation of $35,000 for Mr. Hirshorn and grants of (i) 14,485 shares of restricted stock comprised of (x) 4,828 shares of time-vested restricted stock and (y) 9,657 shares of performance-vested restricted stock, which is subject to the attainment of cumulative restricted stock Adjusted EBITDA targets established by the Compensation Committee and the Board for each of fiscal years 2012, 2013 and 2014, and (ii) 13,016 options. Mr. Hirshorn is also a participant in the 2012 Plan. Mr. Hirshorn was entitled to receive fees for attending Board and committee meetings while providing consulting services to the Company. See “Fiscal Year 2012 Director Compensation” for details on Mr. Hirshorn's compensation pursuant to the terms of the consulting arrangement with the Company. Effective April 1, 2013, Mr. Hirshorn became Partner, Head of Portfolio Management in the Private Equity Group of Ares and his Consulting Agreement was terminated. As of such date, any director compensation received for attending Board and committee meetings will be for the benefit of Ares.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2012 were as set forth above under “Committees of the Board.” During the 2012 fiscal year, there were no compensation committee interlocks between the Company and any other entity involving the Company's or such entity's executive officers or board members.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of the forms furnished to us and written representations from our reporting persons, we believe that during the year ended December 31, 2012, all of our executive officers and directors filed the required reports on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2013 Annual Meeting, three individuals are to be elected as Class I directors to hold a three-year term of office from the date of their election until the Company's 2016 annual meeting and until their successors are duly elected and qualified. The three nominees for election as Class I directors are: John T. Coleman, Thomas A. Keenan and J. David Smith, each of whom is currently a Class I director and each of whom has agreed to serve as a director if elected. If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, at their discretion, vote for another person as director. See the section of this proxy statement entitled

“Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by nominees for director.

The Nominating and Corporate Governance Committee recommended and nominated, and the Board approved, the nomination of Messrs. Coleman, Keenan and Smith. See “Procedures for Nominating Directors” above.

The Nominating and Corporate Governance Committee and the Board believe that the nominees have the requisite skill, expertise, competence, qualification and experience to provide the Company to oversee the Company's business. The Nominating and Corporate Governance Committee and Board believe that each nominee displays a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interest of the Company and its stockholders and a dedication to enhancing stockholder value. All of the director nominees have experience in the oversight of public companies as a result of their service on the Board and those of other public companies and their involvement in the other organizations described below. The Nominating and Corporate Governance Committee and the Board believe that it has assembled an exemplary group of leaders that, as a whole, possess the skills, qualifications, experience and attributes necessary to deliberate on all issues that the Board might be likely to consider and to guide the Company to continued successes.

Set forth below you will find certain information for each of the directors, including the nominees, which we believe evidences the director's qualifications to sit on the Board.

Nominees for Election as Class I Directors for a Term Ending 2016

John T. Coleman has been a member of the Board since July 1, 2010. Mr. Coleman served as President, Chief Operating Officer and a Director of Bose Corporation, a manufacturer of high end audio products, from July 2001 to July 2005. Prior to that, he was Executive Vice President and Vice President of Human Resources at Bose, and before that, he was General Manager of Bose's European manufacturing operations. Prior to joining Bose, Mr. Coleman was Director of Human Resources for General Electric in Ireland. Mr. Coleman was Head of the College of Business and Law at University College Cork in Ireland from May 2006 until June 2007. He is currently serving as a director of Rosetta Stone Inc. Mr. Coleman has a background in the retail industry building an international brand. He brings experience in management, operations, technology, human resources and education to the Board.

Thomas A. Keenan has been a member of the Board since December 17, 2009. Mr. Keenan is the owner and founder of Keenan LLC, a real estate investment and development company focused on high end custom homes and the acquisition of multi-unit apartment buildings and commercial complexes. Prior to founding Keenan LLC, Mr. Keenan served as an investment principal for First Media LLC, the private investment arm of the Richard Marriott family, from 1997-2006, formulating investment strategies for private and public equity investments and prior to that, he was a consultant at McKinsey & Company from 1995 to 1997, focused on media and software clients. Mr. Keenan is currently serving as a director of Stanley Martin Companies. Mr. Keenan's experience with real estate and the development industry equip him with valuable insight about the markets for the Company's products.

J. David Smith has been a member of the Board since February 18, 2010 and was elected as Chairman of the Board on March 9, 2012. He served as Interim Chief Executive Officer of the Company from July 1, 2011 until December 30, 2011. Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1989-1996. Mr. Smith held the positions of Chief Executive Officer and President of Euramax International, Inc. from 1996 and also served as its Chairman, Chief Executive and President from 2002 until his retirement in 2008. Mr. Smith also serves as a director of Commercial Metals Company, Houghton International, Inc. and Siamons International, Inc. Mr. Smith's extensive operating and management experience in private and public international metals and building products companies make him well positioned for his role as a director and Chairman of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO THE
BOARD OF DIRECTORS AS CLASS I DIRECTORS.

Directors Continuing in Office

Class II Directors - Term Ending 2014

Jeffrey C. Bloomberg has been a member of the Board since April 19, 2005. Mr. Bloomberg served as Lead Director from February 1, 2011 through March 29, 2012, when the Board eliminated the position of Lead Director. Mr. Bloomberg was previously a member of the Board from January 9, 2003 to August 27, 2004. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail, consumer goods and industrial companies in asset redeployment and provides capital solutions to middle market companies. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company. Mr. Bloomberg served as a director of RHI Entertainment, Inc. from 2009-2011 and served as a director of Tweeter Home Entertainment Group from 1986-2007. Mr. Bloomberg's extensive experience with retailers and consumer goods and his experience in dealing with issues facing the Company make him well positioned for his role as a director.

Joseph M. Cianciolo has been a member of the Board since 2003. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, Rhode Island office of KPMG LLP. At the time of his retirement, Mr. Cianciolo had been a partner of KPMG LLP since 1970. Mr. Cianciolo currently serves as a director of Eagle Bulk Shipping, Inc. and as Vice Chairman of Rhode Island Airport Corporation, and previously served as a director of United Natural Foods, Inc. Mr. Cianciolo's extensive knowledge and experience with accounting matters allows him to provide valuable insight to the Board.

James B. Hirshorn has been a member of the Board since December 17, 2009. Effective April 1, 2013 Mr. Hirshorn became Partner, Head of Portfolio Management in the Private Equity Group of Ares. Mr. Hirshorn previously served as an Operating Advisor to Ares since 2009, and until his employment with Ares acted as a consultant to the Company since July 1, 2011. Mr. Hirshorn has over 18 years of leadership experience in the manufacturing, retail, private equity and consulting businesses. From 2007-2008, Mr. Hirshorn was the President of Potbelly Sandwich Works and prior to that he served as the Senior Executive VP of Finance, Operations and R&D for Sealy Mattress Corporation from 2002-2006. Prior to joining Sealy, Mr. Hirshorn was a Vice President at Bain Capital from 1999-2002 in their portfolio group, providing operating leadership to a number of Bain Capital's retail and consumer products businesses. Prior to joining Bain Capital, Mr. Hirshorn was a manager at Bain & Company from 1993-1998. Mr. Hirshorn also spent three years with Procter & Gamble in their product development organization from 1988-1991. Mr. Hirshorn serves on the board of directors of Sotera Defense Solutions, Inc., and previously served as a director of Sealy Corporation from 2004 to 2006. Mr. Hirshorn's experience in operations at numerous portfolio companies provides him with valuable expertise to assist the Company.

Class III Directors - Term Ending 2015

Michael J. Clarke has been a member of the Board, President and Chief Executive Officer of the Company since joining the Company on December 30, 2011. Mr. Clarke has more than 25 years of senior executive, business development and hands-on operational experience managing global companies in a myriad of industries including electronics, telecommunications, industrial, aerospace and automotive. From January 2006 until his appointment as the Company's Chief Executive Officer, Mr. Clarke served as President, FlexInfrastructure and Group President of Integrated Network Solutions of Flextronics International, Ltd, a publicly traded provider of design and electronics manufacturing services to original equipment manufacturers. Prior to Mr. Clarke's position at Flextronics International, he served as a President and General Manager of Sanmina-SCI Corporation, an electronic manufacturing services provider, from October 1999 to December 2005. Previously, Mr. Clarke held senior positions with international companies including Devtek Corporation Ltd., an aerospace, defense, telecommunications and aftermarket automotive company, Hawker Siddeley Group Ltd., an aerospace, defense and industrial company, and Cementation (Pty) Ltd. (Africa), a mining and industrial equipment company. Mr. Clarke serves on the board of Vubiz Ltd. Mr. Clarke's brings experience in a broad array of sectors relevant to Company's business and long track record of expanding businesses through multiple market cycles to the Board.

Daniel C. Lukas has been a member of the Board since July 1, 2010. Mr. Lukas is a Partner in the Private Equity Group of Ares. Prior to joining Ares in 2008, Mr. Lukas served as a Managing Director of GSC Group from 2006 through 2008, and Vice President of GSC Group from 2003 through 2005. Prior to that, he served as Vice President in the private equity and distressed debt funds at Thomas Weisel Capital Partners from 2000 to 2002, and before that, he was with Consolidated Press Holdings Limited, the private investment vehicle of Kerry Packer in Sydney, Australia. Earlier, Mr. Lukas was at Hellman & Friedman after beginning his career at Goldman, Sachs & Co. Mr. Lukas served as a director of RAM Holdings Ltd. from 2004 until his resignation in 2007, and as a director of Cherokee International Corporation from 2006 until his resignation in 2008. Mr. Lukas serves on the board of directors of City Ventures, LLC, Jacuzzi Brands Corporation and Sotera Defense Solutions, Inc. Mr. Lukas's experience with acquisitions and debt and equity investments, as well as his experience serving on other boards of public companies, allows him to bring valuable insight to the Board.

Bennett Rosenthal has been a member of the Board since December 17, 2009. Mr. Rosenthal is a founding member and Senior Partner of Ares where he serves on the Executive Committee and co-heads the Private Equity Group. Mr. Rosenthal joined Ares in 1998 from Merrill Lynch & Co. where he served as a Managing Director in the Global Leveraged Finance Group. Mr. Rosenthal was also a senior member of Merrill Lynch's Leveraged Transaction Commitment Committee. Mr. Rosenthal is the Chairman of Ares Capital Corporation and also currently serves on the Boards of Directors of AmeriQual Group, LLC, Aspen Dental Management, Inc., CHG Healthcare Holdings L.P., City Ventures LLC, Jacuzzi Brands Corporation and Dawn Holdings, LLC (the parent company of Serta International Holdco LLC and Simmons Bedding Company). Mr. Rosenthal also serves on the Board of Trustees of Windward School in Los Angeles, California. Mr. Rosenthal previously served on the Boards of Directors of Maidenform Brands, Inc. and Hanger Orthopedic Group, Inc. Mr. Rosenthal's experience with leveraged finance, acquisitions, and private debt and equity investments and serving on other boards of directors makes him well-positioned to serve as a director for the Company.

Below you will find a tabular summary of each director, their ages as of March 15, 2013, the year they were each elected and the year in which their term ends.

Name	Position(s) with the Company	Age	Director Since	Term Ending
Class I
John T. Coleman	Director	66	2,010	2016(1)
Thomas A. Keenan	Director	47	2,009	2016(1)
J. David Smith	Director and Chairman of the Board	64	2,010	2016(1)

Class II
Jeffrey C. Bloomberg	Director	65	2,005	2,014
Joseph M. Cianciolo	Director	73	2,003	2,014
James B. Hirshorn	Director	46	2,009	2,014

Class III
Michael J. Clarke	President, CEO and Director	58	2,011	2,015
Daniel C. Lukas	Director	41	2,010	2,015
Bennett Rosenthal	Director	49	2,009	2,015
____________

(1)	If elected at the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation, Discussion & Analysis

Overview

This Compensation Discussion and Analysis provides a discussion of the principles and objectives underlying the Company's decisions with respect to the compensation of the Company's named executive officers, as well as an analysis of the awards made to these individuals.

This Compensation Discussion and Analysis focuses on the compensation of our “named executive officers” for fiscal year 2012:

Name	Title
Michael J. Clarke	President & Chief Executive Officer
Almon C. Hall	Senior Vice President & Chief Financial Officer
Kevin W. Donnelly	Senior Vice President, General Counsel & Secretary
Edward J. Cooney	Senior Vice President & Treasurer

On March 20, 2013, Mr. Cooney, the Company's Senior Vice President and Treasurer, passed away.

This discussion should be read together with the compensation tables for the named executive officers that can be found in this proxy statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended December 31st of such year.

Executive Summary

Company Performance in 2012

Key highlights of the Company's 2012 performance included the following:

In 2012, the Company's Operating Earnings increased to $127.6 million from $63.1 million in 2011.

The Company's Net Cash provided by operating activities in 2012 increased by $83.3 million over 2011, in part, due to increased focus on improving the Company's cash conversion cycle. The improvement in cash conversion cycle performance and the increased Adjusted EBITDA in 2012 are important factors contributing to the Company's improved liquidity.

The Company's total shareholder return in 2012 was 153.249%.

Summary of 2012 Executive Compensation Decisions

The Compensation Committee reviews the Company's executive compensation policies and procedures on an ongoing basis. In determining executive compensation, the Compensation Committee and the Board consider Company performance, executive performance, achievement of strategic goals and growth objectives, competitive market trends, and benchmarking data. In making its determinations in fiscal year 2012, the Compensation Committee relied heavily on company-wide financial performance, while also considering individual contributions toward the achievement of strategic goals and growth objectives. The following summarizes the Compensation Committee's compensation decisions in 2012 in light of these factors and the Company's accomplishments highlighted above, which are explained in more detail under “Compensation Decisions in 2012” below.

•
Base Salary. Based upon the recommendation our Chief Executive Officer, in order to increase operational efficiencies 2012 base salaries of our named executive officers were not increased from their 2011 levels.

•
Annual Cash Incentive Compensation. In 2012, annual cash incentive awards were granted to the named executive officers at the target level based on (i) Adjusted EBITDA performance measures and (ii) individual performance goals established under the Company's 2009 Omnibus Incentive Plan as Amended and Restated (the “2009 Plan”) and the Short-Term Cash Incentive Plan for Nortek Executives (the “2012 Plan”) established pursuant to the 2009 Plan.

•
Equity-Based Compensation. In 2012, based upon the recommendation of the Compensation Committee, the Board granted a mix of restricted stock, both time-vested and performance-vested, and stock options under the 2009 Plan to each of Messrs. Hall, Donnelly and Cooney (the “Senior Executive Officers”).

Compensation Program Philosophy and Objectives

Our compensation program is designed to attract, motivate, reward and retain high caliber executives to assist the Company in achieving its strategic and operating objectives, and to compensate them at a level that is commensurate with both corporate and individual performance achievement, with the ultimate goal of increasing the value of the stockholders' investment. The Company has used a mix of short-term compensation, consisting of base salaries and cash bonuses, and long-term compensation, consisting of equity incentive compensation. The competitiveness of the executive compensation program is not targeted at a specific market level for any individual element of compensation or for the program entirely. The Compensation Committee reviews the Company's executive compensation program on an ongoing basis, including its philosophy and objectives.

Compensation Governance

Role of Board, Compensation Committee and CEO

Our Board of Directors, through its Compensation Committee, designs our compensation programs to motivate our executives to lead us toward achieving short and long-term financial and strategic goals. The Compensation Committee consists of three members of the Board and acts pursuant to a written charter that has been approved by the Board. The Compensation Committee reviews and approves corporate goals and objectives relevant to CEO compensation and, either as a committee or together with the other independent directors, determines and approves the CEO's compensation level based on this evaluation and makes all other recommendations regarding the compensation of the CEO. In addition, the Compensation Committee makes recommendations to the Board with respect to compensation of the Company's other executive officers and, together with the Board, approves the compensation payable to the Company's other executive officers. The Board of Directors takes into account the recommendations of the Compensation Committee, and the Board and the Compensation Committee also seek input from the Chief Executive Officer (other than with respect to his own compensation). Messrs. Clarke, Hall and Donnelly also have employment agreements which govern certain elements of their compensation.

Use of Compensation Consultants

The Compensation Committee retains Hay Group (the “Consultant”) as its consultant to provide objective, independent analysis, advice and recommendations with regard to executive compensation including, but not limited to, competitive market data and compensation recommendations related to our CEO and the Senior Executive Officers. Hay Group served as the independent executive compensation consultant to the Compensation Committee for the Company's entire 2012 fiscal year. The Consultant reports to the Chairman of the Compensation Committee and has direct access to the other members of the Compensation Committee. The Compensation Committee also authorizes the Consultant to share with, request and receive from management certain specified information in order to prepare for and respond to the Compensation Committee meetings and requests. In fiscal year 2012, Hay Group only did work for the Compensation Committee.

A representative of the Consultant generally attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee. The total fees for the services provided by Hay Group and invoiced to the Company in the Company's 2012 fiscal year were $158,181.

The Compensation Committee has assessed the independence of Hay Group pursuant to SEC rules and concluded that Hay Group's work for the Compensation Committee does not raise any conflict of interest.

In 2012, Hay Group assisted the Compensation Committee with, among other things, (i) performing a review of the Company's executive compensation program, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation, and the different forms of non-cash compensation, (iii) identifying an appropriate peer group (see below) for purposes of benchmarking the Company's executive compensation and (iv) providing an overview of critical issues and trends affecting the executive compensation landscape.

The Compensation Committee used data and analysis provided by Hay Group, among other factors, in recommending equity incentives for our named executive officers in 2012 and in developing the 2012 Plan and the annual bonus program for 2013.

Compensation Benchmarking

The Company benchmarks compensation for its named executive officers against both a publicly-traded peer group, as well as published survey data (together, the “Market”). The publicly-traded peer group is comprised of similarly-situated companies with a size and scope consistent with that of the Company. When establishing a list of peer companies, Hay Group considered many factors including size (revenues, market capitalization and number of employees), nature of business (business comparators and similar customer base), organizational complexity and business model (span and scope of the organization), competition for executive talent (organizations from which executives may be recruited to and from) and location. While all of the aforementioned factors are taken in account, Hay Group considers the most important for the Company to be size and competition for executive talent as these provide the most meaningful insight into competitive practices.

With input from Hay Group, the Compensation Committee identified a publicly-traded peer group in 2011 consisting of the following fifteen companies:

Actuant Corp.	Emcor Group Inc.	Owens Corning
Acuity Brands Inc.	Idex Corp.	Regal Beloit Corp.
Ametek Inc.	Lennox International Inc.	A.O. Smith Corp.
Armstrong Worldwide Industries Inc.	Mueller Industries Inc.	SPX Corp.
Comfort Systems USA Inc.	Mueller Water Products Inc.	USG Corp

In 2012, Hay Group conducted a review and validation of the peer group to ensure each company remained an appropriate comparator company taking into account the factors noted above. Based upon this review, Hay Group proposed a number of additions to and deletions from the peer group; these revisions subsequently were reviewed and approved by the Compensation Committee. The publicly-traded peer group in 2012 consisted of the following thirteen companies:

Acuity Brands Inc.	Louisiana-Pacific Corp.	A.O. Smith Corp.
Armstrong Worldwide Industries Inc.	Mueller Industries Inc.	USG Corp
Fortune Brands Home and Security Inc.	Mueller Water Products Inc.	Watsco Inc.
Gardner Denver Inc.	Regal Beloit Corp.	Lennox International Inc.
Sensata Technologies Holding N.V

When benchmarking executive pay levels and practices relative to the publicly-traded peer group, Hay Group's comparative analysis takes into account both the title of peer executives as well as their relative pay rank. For the Company's CEO and CFO, Hay Group benchmarked these executives in relation to all other peer CEOs and CFOs as all companies are required to disclose these two positions in their proxy statements. In order to be statistically meaningful and ensure a robust data set, Hay Group matched the Company's other named executive officers to similar pay ranked named executive officer at peer companies (i.e., the third and fourth highest paid executives other than the CEO and CFO).

In addition to the publicly-traded peer group identified above, Hay Group also considered published survey data from the 2012 Mercer Benchmark Database, Executive Volumes I & II. This survey includes information from 2,543 general market organizations from a cross-section of different industries. Hay Group collected data from jobs of comparable function, size and complexity and adjusted for the Company's corporate and applicable business unit size. In order to establish a representation of the Market, Hay Group blended the publicly-traded peer group (60% weight) and published survey data (40% weight).

Benchmarking in comparison to the Market is one of several factors considered in the compensation process but is not in and of itself determinative. The relative position of individual executive officers in comparison to the peer group is based on their respective competencies, experience and performance. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with the Market, and benchmarking provides us with an assessment of reasonableness and competitiveness. To that end, the Company generally views the median of the market as a reference point against which to evaluate the competitiveness of its target total compensation. However, each individual's actual compensation is based on numerous factors including the individual's level of experience in the role and the annual and long-term performance of both the Company and the individual.

Elements of Executive Compensation and what they are Designed to Reward

The compensation program for executive officers, including the named executive officers, consists primarily of the following three components:

•	Base Salary

•	Annual Cash Incentive Compensation

•	Equity-Based Compensation

Each element of compensation is designed to reward different results as summarized in the table below:

Compensation Element	Designed to Reward	Relationship to Objective
Base Salary	Experience, knowledge in industry, duties and scope of responsibility	Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve the Company's overall performance
Annual Incentive Compensation	Success in achieving annual objectives	Motivates executives to achieve specific performance goals and objectives
Equity-Based Compensation	Attainment of objectives over time Success in long-term growth and development
Motivates executives to achieve long-term objectives

Aligns the executives' interests with long-term stockholder interests in effort to increase overall stockholder value

Potentially largest pay component which provides opportunity for significant compensation enabling Company to attract and retain talented executives

Additional information regarding the three key elements of the compensation of executives is discussed separately in the following paragraphs of this section.

Base Salary

The Company provides its named executive officers, like its other employees, with a base salary in order to compensate them for the services which they provide to the Company over the course of the year. Salaries for our named executive officers are typically evaluated annually and adjusted from their base level from year to year based upon their performance and level of responsibilities.

Messrs. Clarke, Hall and Donnelly each have employment agreements that require the Company to pay them a minimum annual base salary of $925,000, $500,000 and $375,000, respectively.

Adjustments to Mr. Clarke's base salary are determined by the Board, upon the recommendation of the Compensation Committee, and adjustments to the base salaries of Messrs. Hall, Donnelly and Cooney are recommended by our Chief Executive Officer and approved by the Compensation Committee and the Board.

Annual Cash Incentive Compensation

Annual cash incentive awards comprise a significant portion of the cash compensation of our named executive officers, and are designed to reward the Company's executives for their contributions to the Company's efforts to meet its performance goals and the achievement of the executive's personal performance goals. Plan-based cash incentive awards are designed as a target percentage of base salary and are awarded under the 2012 Plan based on achievement of goals established by the Compensation Committee. By tying executives' cash compensation to the achievement of pre-established goals, these plan-based awards are designed to align executives' interests with the annual goals of the Company's strategy.

Equity-Based Compensation

The Company grants equity-based compensation to its named executive officers pursuant to the 2009 Plan. Equity-based compensation is designed to reward our named executive officers and motivate their performance in the long-term, which the Board believes will have a long-term impact on increasing stockholder value.

The Board believes that it is important to ensure that our named executive officers' interests are appropriately aligned with those of the stockholders of the Company. Equity-based awards are subject to time- and/or performance-vesting features and the equity nature of the awards incentivize the Company's executive officers to continue their service and advance the long-term interests of the Company and its stockholders.

Compensation Decisions in 2012

Base Salary

Based upon the recommendation our Chief Executive Officer, 2012 base salaries of our named executive officers were not increased from their 2011 levels in order to underscore the importance of improving operational efficiencies at all levels.

Annual Cash Incentive Awards

On December 15, 2011, the Board, based upon the recommendation of the Compensation Committee, approved the 2012 Plan pursuant to which annual cash incentive awards for fiscal year 2012 were established. Pursuant to the terms of the 2012 Plan, the Board of Directors, upon the recommendation of the Compensation Committee, established performance goals applicable to each award and the amount or amounts that will be payable if the performance goals are achieved. Performance goals under the 2012 Plan consist of (1) the Company's 2012 fiscal year financial performance goal as measured by Company Adjusted EBITDA, as established by the Board (the “2012 Plan Adjusted EBITDA Goal”), and (2) individual personal objectives to be achieved in fiscal year 2012 as established for each participant by the Board (“Personal Goals”).

Company performance criteria

70% of each award is based on the Company's achievement of the 2012 Plan Adjusted EBITDA Goals. Adjusted EBITDA was selected as the primary performance measure as the Compensation Committee believes that it is reflective of management's success in executing our strategic plan, and that it measures the strength of our operating results.

For 2012, the Board, based upon the recommendation of the Compensation Committee, set the 2012 Plan Adjusted EBITDA at the following minimum, target, maximum and absolute minimum amounts:

2012 Plan Adjusted EBITDA Targets
Absolute Minimum Adjusted EBITDA Target	$165.000 million
Minimum Adjust EBITDA Target	$170.935 million
Target Adjusted EBITDA Target	$201.100 million
Maximum Adjusted EBITDA Target	$241.320 million

If the 2012 Plan Adjusted EBITDA was between the minimum, target and maximum amounts established by the Board, the 2012 Plan Adjusted EBITDA bonus for participants in the 2012 Plan was to be determined on a basis of linear interpolation between such amounts. No annual cash incentive award (including the portion based upon individual performance goals) was to be paid under the 2012 Plan if the 2012 Plan Adjusted EBITDA was below the Absolute Minimum Adjusted EBITDA Target established by the Board.

Target bonus amount under the 2012 Plan for each of our named executive officers are as follows:

	Target (% of base salary)	Minimum (% of base salary)	Maximum (% of base salary)
Michael J. Clarke	100%	35%	170%
Almon C. Hall	75%	26.25%	127.5%
Kevin W. Donnelly	75%	26.25%	127.5%
Edward J. Cooney	75%	26.25%	127.5%

The threshold percentages assume that none of the named executive officers' individual performance goals are achieved and the maximum percentages assume that all of the named executive officers' individual performance goals are achieved.

Pursuant to the terms of Mr. Clarke's employment agreement, his annual cash incentive payout for 2012 was guaranteed at 50% of his base salary. See “Employment Agreement of Michael J. Clarke” below.

Personal Goals

The Board, upon the recommendation of the Compensation Committee, also established Personal Goals for each of our named executive officers under the 2012 Plan. 30% of each executive's target bonus opportunity was based on the executive's achievement of his Personal Goals. Each goal is weighted equally for each respective executive. Personal Goals for the Company's named executive officers consisted of the following objectives:

Executive	Individual Performance Goals
Mr. Clarke
Implement organizational changes and establish appropriate leadership team support
Develop key metrics to drive business improvement and performance management of business segments
Implement business unit reviews and action plans

Mr. Hall	Support the implementation of working capital improvements Work to implement new corporate-wide financial platform Ensure timely filing of SEC reports
Mr. Donnelly
Complete the restructuring of our subsidiary, Best S.p.A.
Implement corporate-wide intellectual property portfolio analysis and system for patent and invention reviews
Implement corporate-wide contract management database and improvements to review and approval processes

Mr. Cooney
Support operational finance function to implement working capital improvements
Implement restructuring of the Corporate and Investor Relations website
Present for approval a human resources management platform

Determination of Fiscal 2012 Annual Cash Incentive Awards

After the conclusion of fiscal year 2012, the Compensation Committee determined that the 2012 Plan Adjusted EBITDA was equal to: $234.5 million, and therefore the target level of 2012 Plan Adjusted EBITDA necessary for the named executive officers to be eligible for his respective portion of the bonuses under the 2012 Plan based was achieved. Under the 2012 Plan, Adjusted EBITDA means the Company's “Consolidated Cash Flow” as defined in the Company's indenture governing its 10% Senior Notes due 2018, reduced by investment income and increased or decreased, as the case may be, by extraordinary items of income or expense. An explanation of how we calculate this is contained in “Management's Discussion of Financial Condition and Results of Operations - Consolidated Cash Flow and Adjusted Consolidated Cash Flow” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Compensation Committee and the Board reviewed each officer's performance against his Personal Goals and determined that Messrs. Clarke, Hall, Donnelly and Cooney each achieved 100% of the portion of the 2012 cash incentive award that was related to Personal Goals. These determinations resulted in the following annual cash incentive awards to each of our named executive officers: Mr. Clarke, $1,462,979; Mr. Hall, $616,823; Mr. Donnelly, $533,790; and Mr. Cooney, $444,825.

Equity-Based Compensation

The Compensation Committee chose to use a mix of three equity vehicles to deliver fiscal year 2012 long-term incentives to the Company's named executive officers. These awards consisted of stock options, time-vested restricted stock and performance-vested restricted stock. These vehicles and the relative values attributed to them were chosen in order to provide our named executive officers with a long-term incentive portfolio that prioritizes alignment with shareholder value creation, while also emphasizing execution of our long-term strategic plan, and supporting ownership and retention of our key executive talent.

Options and Time-Vested Restricted Stock

On March 9, 2012, the Board, based on the recommendation of the Compensation Committee, granted awards of time-vested restricted stock and options to purchase shares of the Company's common stock to each of our Senior Executive Officers in the following amounts:

Name	Time-Vested Restricted Stock	Options
Almon C. Hall	2,280	7,272
Kevin W. Donnelly	1,973	6,293
Edward J. Cooney	1,644	5,244

In each case, one-third of the shares or options to purchase shares of the Company's common stock granted vests in three equal annual installments on March 9 in each of 2013, 2014 and 2015, provided the Senior Executive Officer remains continuously employed through such date. The options were granted with an exercise price equal to $34.20 per share, the fair market value of shares of common stock on the date of grant, March 9, 2012.

One hundred percent (100%) of awarded time-vested restricted stock and options vest in full upon a Change of Control (as defined in the applicable award agreement).

Performance-Vested Restricted Stock

In addition, on March 9, 2012, our Senior Executive Officers were granted shares of performance-vested restricted stock under the 2009 Plan. The performance-vested restricted stock fully vests in 2015, subject to the attainment of certain cumulative Adjusted EBITDA targets for fiscal years 2012, 2013 and 2014 (the “Performance Period”), and subject to the Senior Executive Officer remaining continuously employed through the Performance Period. The computation of Adjusted EBITDA for purposes of these awards generally is consistent with the reference to the Company's Consolidated Cash Flow as defined in the Company's Indenture governing its 10% Senior Secured Notes due 2018 except for the exclusion of both  interest income and the pro forma effect of acquisitions and dispositions. The performance-vested restricted shares granted to our named executive officers are non-transferable during the restricted period, but have voting rights and the right to receive dividends on the restricted stock through the restricted period and are subject to forfeiture.

The following shows the range of payouts of the performance-vested restricted stock awarded to our Senior Executive Officers on March 9, 2012:

Restricted Stock Adjusted EBITDA	Number of Performance-vested Restricted Stock Vested
Less than Threshold	None
Threshold	25%
Target	50%
Between Threshold and Target	portion of restricted stock that vests (between 25% and 50%) will be determined by straight-line interpolation
Between Target and Maximum	portion of restricted stock that vests (between 50% and 100%) will be determined by straight-line interpolation
Maximum or higher	100%

Fifty percent (50%) of awarded performance-vested restricted stock vests in full upon a Change of Control (as defined in the applicable award agreement).

Each named executive officer's award opportunity was determined by the Compensation Committee and the Board after reviewing market data provided by the Consultant. Each Senior Executive Officer was granted such number of performance-vested restricted shares representing the maximum Cumulative Adjusted EBITDA target in the following amounts (subject to forfeiture):

Name	Performance-Vested Restricted Stock
Almon C. Hall	4,561
Kevin W. Donnelly	3,947
Edward J. Cooney	3,289

Vesting of 2009 Performance-Vested Restricted Stock Awards

Performance-vested restricted stock awarded in the Senior Executive Officers in 2009 vests at the rate of 25% per year, subject to the satisfaction of 95% of Adjusted EBITDA performance criteria for each of fiscal years 2010, 2011, 2012 and 2013. The computation of Adjusted EBITDA for these awards (the “2009 Award Adjusted EBITDA”) is to be performed by reference to the Company's Consolidated Cash Flow as defined in the Company's indenture governing its former 11% Senior Secured Notes due 2012.

Pursuant to the terms of the 2009 awards, 33.3% of the restricted stock that could vest with respect to a particular year vests if 85% of 2009 Award Adjusted EBITDA is achieved (Level 1), 66.7% vests if 90% of the target 2009 Award Adjusted EBITDA is achieved (Level II), and 100% vests if 95% of the Adjusted EBITDA is achieved (Level III). Under the terms of these awards, if Adjusted EBITDA in any particular year is lower than the performance target for that year, as set forth in the restricted stock agreement, the awards which would have vested in that year may vest in part or in whole in the following year if certain Adjusted EBITDA performance criteria are exceeded in the following year. In that case, restricted stock awards would vest with respect to both the current year and the preceding year, depending upon the extent to which performance criteria for the current year were exceeded. All shares of restricted stock vest in full upon a Change of Control (as defined in the Restricted Stock Agreement), and are forfeited upon a termination of the named executive officer's employment or if the target is not achieved in two consecutive years.

In 2012, the Company achieved an Adjusted EBITDA target between Level 1 and Level 2, which resulted in the vesting of 33.3% of the restricted stock that could vest in for 2012 for each of the Senior Executive Officers. The Senior Executive Officers have forfeited the awards that could have vested for 2011.

Equity-Based Compensation for Mr. Clarke

As previously disclosed, in December 2011, in connection with the commencement of his employment, Mr. Clarke received a grant of certain options to purchase shares of the Company's common stock under the 2009 Plan and 150,000 restricted shares of the Company's common stock under the 2009 Plan. One-third of the restricted shares and all of the options to purchase shares of the Company's common stock, each of which were accounted for in the Company's 2012 proxy statement as 2011 compensation for Mr. Clarke, are subject to time-vested vesting in 20% installments on each of the first five anniversaries of the grant date.

Two-thirds of the restricted shares vest in five equal 20% annual installments, subject to the attainment of Restricted Stock Adjusted EBITDA targets established by the Board and the Compensation Committee for each of fiscal years 2012, 2013, 2014, 2015 and 2016 and further subject to Mr. Clarke remaining continuously employed through such fiscal year.

The following shows the range of payouts of such performance-vested restricted stock granted to Mr. Clarke:

Restricted Stock Adjusted EBITDA	Number of Performance-vested Restricted Stock Vested
Less than Threshold	None
Threshold	25% of the shares eligible for vesting for such fiscal year
Target	50% of the shares eligible for vesting for such fiscal year
Between Threshold and Target	portion of restricted stock that vests (between 25% and 50%) will be determined by straight-line interpolation
Between Target and Maximum	portion of restricted stock that vests (between 50% and 100%) will be determined by straight-line interpolation.
Maximum or higher	100% of the shares eligible for vesting for such fiscal year

In 2012, the Company achieved between the target and maximum restricted stock Adjusted EBITDA targets established for Mr. Clarke, which resulted in the vesting of restricted stock awards for Mr. Clarke in 2013.

2012 Payments Made Pursuant to Employment Agreements

Messrs. Donnelly and Hall. Pursuant to the terms of the existing employment agreements with each of Messrs. Hall and Donnelly, which were approved by the United States Bankruptcy Court for the District of Delaware in connection with the Company's emergence from bankruptcy on December 17, 2009, as a result of a deferred obligation of the Company under prior employment agreements with Messrs. Hall and Donnelly, the Company was required to make a lump-sum payment to each of them on December 17, 2012 (the third anniversary of the Company's emergence from bankruptcy), of up to $1,000,000 in lieu of any lifetime medical coverage which would have been due under the respective employment agreement, with a “gross-up” for all applicable state and federal taxes. Since the life-time benefits payable to Messrs. Hall and Donnelly would have been on a tax free basis, the gross-up placed Messrs. Hall and Donnelly in the same after-tax position that they would have been had they received the coverage instead. The payment was in respect of a vested benefit originally due to be paid to Messrs. Hall and Donnelly in 2003, which payment was voluntarily deferred by each of Messrs. Hall and Donnelly in 2003 and again in 2009. The actual payment made by the Company was $855,781 in the case of Mr. Hall and $876,824, in the case of Mr. Donnelly, and the gross-up's were in the amount of $631,241 and $646,763, for Mr. Hall and Mr. Donnelly, respectively. See “Employment Agreements of Almon C. Hall and Kevin Donnelly” below.

Mr. Clarke. Pursuant to the terms of Mr. Clarke's employment agreement, he received a retention bonus in an amount equal to $500,000 on December 30, 2012 (the “Retention Bonus”). See “Employment Agreement with Michael J. Clarke” below.

Retirement & Other Benefits

The Company provides competitive retirement-related benefits as part of its compensation package to attract and retain talented and experienced executive officers.

401(k) Plan

Each of the named executive officers, like all of our other full-time employees, is eligible to participate in the Company's 401(k) Savings Plan (the “401(k) Plan”). The 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all of the Company's employees, including the named executive officers, are able to contribute the lesser of 18% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. Effective July 1, 2010, the Company reinstated a discretionary match of 25% of the participants' contributions up to 6% of compensation (for a maximum possible match of 1.5%). For 2012 under the 401(k) Plan, Messrs. Hall, Donnelly and Cooney each received $3,750 of employer match contributions and $6,125 of Company-paid profit sharing contributions (Mr. Clarke did not participate in the 2012 Company-paid profit sharing contributions).

Pension Plan

Messrs. Hall and Donnelly are eligible to receive benefits under the Company's tax-qualified pension plan as a result of their respective tenures with the Company. The Company's qualified pension plan was frozen as of December 31, 1995, and no further increases in benefits may occur as a result of additional service or increases in compensation. Messrs. Clarke and Cooney are not eligible to receive benefits under the qualified pension plan.

Other Benefits

The Company also provides each of its named executive officers with health and life insurance benefits as well as certain other benefits that are required by the terms of the existing employment agreements with the named executive officers.
The Company also provides perquisites, some of which are discretionary while others are provided pursuant to the terms of the employment agreements between the Company and Messrs. Clarke, Hall and Donnelly. The purpose of these perquisites is to motivate employees, create goodwill, and reward employees for achievements that may not be measurable in financial metrics. These perquisites are reflected in the “All Other Compensation” column in the Summary Compensation Table below and the related footnotes.

Termination Compensation

In order to attract and retain executives, the Company believes that certain severance arrangements for its named executive officers are appropriate and necessary. For Messrs. Clarke, Hall and Donnelly, their termination compensation is determined pursuant to the terms and conditions of their employment agreements. Mr. Cooney's termination compensation was governed by the terms and conditions of the Company's Second Amended and Restated Change in Control Severance Benefit Plan. The Company believes that termination benefits and change-of-control payments are helpful to provide certainty to the named executive officers with respect to their positions with the Company and to ensure that the named executive officers consider corporate transactions which are in the best interest of the stockholders of the Company without concern over whether the transactions may jeopardize the executive's employment. Also, these benefits help to ensure that the Company will have the continued dedication and full attention of key employees. For more information on termination compensation payments for the named executive officers, see the disclosure under “Employment Agreements” and “Potential Payments upon Termination of Employment or Change-in-Control” below.

Consideration of Stockholders' Advisory Say-on-Pay Vote

The Company conducts an advisory “say-on-pay” vote of its stockholders on a triennial basis. The Compensation Committee considered the results of its initial say-on-pay proposal on which stockholders voted at the Company's 2011 annual meeting. Approximately 99.9% of the Company's stockholders voting at the meeting approved the compensation program described in the Company's proxy statement in 2011. The Compensation Committee weighed the results of the say-on-pay vote as one of many factors considered in connection with the discharge of its responsibilities, although no factor was assigned a quantitative weighting. The Compensation Committee did not implement any significant changes to the Company's executive compensation program as a result of the stockholder advisory vote. The next non-binding advisory vote to approve the executive compensation program will be held at our 2014 annual meeting.

Tax and Accounting Implications

The Compensation Committee considers the tax and accounting implications of compensation, but they are not the only factors considered nor are they necessarily the most important factors. In some cases, other important considerations outweigh tax or accounting considerations.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Performance-based compensation is not subject to the deduction limit if certain conditions are met. To the extent applicable, the Company takes the deduction limitation set forth in Section 162(m) of the Code into account in making its executive compensation decisions, but reserves the right to pay amounts that are not deductible.

The Company accounts for equity compensation paid to its employees in accordance with ASC 718, “Compensation - Stock Compensation,” (“ASC 718”), which requires us to measure and recognize compensation expense in the Company's financial statements for all share-based payments based upon an estimate of their grant date fair value over the service period of the award. The Company records cash compensation as an expense at the time the obligation is accrued.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Form 10-K.

Submitted by the Compensation Committee
Daniel C. Lukas (Chair)
Jeffrey C. Bloomberg
John T. Coleman

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to the Company's named executive officers during fiscal year 2012.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)(8)	Total Compensation
Michael J. Clarke	2,012	$925,000	$500,000	$2,607,000	—	$1,462,979	—	$337,058	$5,832,037
President and Chief	2,011	3,507	500,000	1,308,000	$2,180,000	—	—	—	3,991,507
Executive Officer	2,010	—	—	—	—	—	—	—	—
Almon C. Hall	2,012	$520,000	—	$196,907	$100,135	$616,823	$13,600	$ 1,552,955(9)	$3,000,420
Senior Vice President and	2,011	520,000	83,000	359,800	—	117,000	122,000	62,730	1,264,530
Chief Financial Officer	2,010	500,000	350,000	—	—	—	72,000	65,709	987,709
Kevin W. Donnelly	2,012	$450,000	—	$170,400	$86,655	$533,790	$22,200	$ 1,587,594(9)	$2,850,639
Senior Vice President, General	2,011	419,950	98,750	359,800	—	101,250	39,000	79,323	1,098,073
Counsel and Secretary	2,010	375,000	350,000	—	—	—	18,000	52,171	795,171
Edward J. Cooney	2,012	$375,000	—	$141,995	$72,210	$444,825	—	$33,924	$1,067,954
Senior Vice President and	2,011	343,500	115,625	359,800	—	84,375	—	34,332	937,632
Treasurer	2,010	300,000	260,000	—	—	—	—	32,077	592,077

(1)	Fiscal year 2011 salary increases for Messrs. Donnelly and Cooney were effective as of July 1, 2011. Mr. Clarke's salary is prorated for the number of days he served as CEO during 2011.
(2)
For fiscal year 2012, Mr. Clarke received a retention bonus pursuant the terms of his employment agreement. For fiscal year 2011, Mr. Clarke received a one-time signing bonus pursuant to the terms of his employment agreement. For fiscal years 2011 and 2010, the Board awarded each of the Senior Executive Officers a discretionary cash bonus.

(3)
The amounts shown represent the grant date fair value of the aggregate amount of stock awards (prior to any assumed forfeitures related to performance-vested award conditions, where applicable) for each, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, (“FASB ASC Topic 718”), in connection with time-vested and performance-vested stock granted under the 2009 Plan. Assumptions used in calculating these amounts are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K.

Amounts for performance-vested restricted stock reflect the most probable outcome for the awards at December 31, 2012 valued at the date of grant in accordance with FASB ASC Topic 718, which we estimate to be at the target level of performance goals.

Additional information regarding the stock awards granted to our named executive officers during fiscal year 2012 is set forth in the Grants of Plan-Based Awards table.

(4)
The amounts shown represent the grant date fair market value of the aggregate amount of all option awards for each year, in accordance with FASB ASC Topic 718, in connection with option awards made under the 2009 Plan. Assumptions used in calculating these amounts are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K. Amounts for performance-vested restricted stock reflect the most probable outcome for the awards at December 31, 2012 valued at the date of grant in accordance with FASB ASC Topic 718.

Additional information regarding the option awards granted to our named executive officers during fiscal year 2012 is set forth in the Grants of Plan-Based Awards table.

(5)
Reflects a cash incentive award earned for fiscal year 2012 by our Senior Executive Officers under the 2012 Plan. See “Compensation Decisions in 2012 - Annual Cash Incentive Awards” above for more information.

(6)
The amounts shown represent the aggregate change in the present value of accumulated pension benefits during fiscal years 2012, 2011 and 2010 under the Company's pension plan, in which Messrs. Hall and Donnelly participate. These changes resulted from the passage of time and a change in assumptions (mortality and discount rate). See “Pension Benefits for the Year Ended December 31, 2012” below for more information.

(7)	The following table sets forth the perquisites we make available to our name executive officers and the cost to the Company for providing these perquisites during fiscal year 2012.

	Michael J. Clarke	Almon C. Hall	Kevin W. Donnelly	Edward J. Cooney
Premiums for excess group term life insurance	$2,365	$8,382	$2,838	$4,356
Automobile use	12,014	23,726	27,918	18,193
Relocation expenses, including gross-up	318,929	—	—	—
Tax preparation services	—	3,000	—	1,500
Reimbursement of health-related costs	—	10,724	11,636	—
Country club dues and assessments	—	10,226	11,740	—
	$333,308	$56,058	$54,132	$24,049

(8)
For fiscal year 2012, includes Company-paid matching contributions of $3,750 each for our named executive officers and Company-paid profit sharing contributions of $6,125 for each of our Senior Executive Officers, which is a defined contribution retirement plan.

(9)
For fiscal year, 2012, includes a payment of $855,781 for Mr. Hall and $876,824 for Mr. Donnelly pursuant to the terms of their respective employment agreements, in lieu of any lifetime medical coverage which would have been due under the respective employment agreement, with a “gross-up” for all applicable taxes in the amount of $631,241 for Mr. Hall and $646,763 for Mr. Donnelly. For more information, see “2012 Payments Made Pursuant to Employment Agreements” above.

Grants of Plan-Based Awards in 2012 Table

Name	Type of Award (1)	Grant Date	Board of Directors Approval Date(2)	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (3)			Estimated Possible Payments Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Option Exercise Price ($)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Clarke
	STI	-	-	$323,750	$925,000	$1,572,500	-	-	-	-	-	-	-
	PRSA	8/7/2012	12/30/2011	-	-	-	25,000	50,000	100,000	-	-	-	$2,607,000
Almon C. Hall
	STI	-	-	$136,500	$390,000	$663,000	-	-	-	-	-	-	-
	PRSA	8/7/2012	3/9/2012	-	-	-	1,140	2,281	4,561	-	-	-	$118,931
	TRSA	3/9/2012	-	-	-	-	-	-	-	2,280	-	-	77,976
	NSO	3/9/2012	-	-	-	-	-	-	-	-	7,272	$34.20	100,135
Kevin W. Donnelly
	STI	-	-	$118,125	$337,500	$573,750	-	-	-	-	-	-	-
	PRSA	8/7/2012	3/9/2012	-	-	-	987	1,974	3,947	-	-	-	$102,924
	TRSA	3/9/2012	-	-	-	-	-	-	-	1,973	-	-	67,476
	NSO	3/9/2012	-	-	-	-	-	-	-	-	6,293	$34.20	86,655
Edward J. Cooney
	STI	-	-	$98,438	$281,250	$478,125	-	-	-	-	-	-	-
	PRSA	8/7/2012	3/9/2012	-	-	-	822	1,645	3,289	-	-	-	$85,770
	TRSA	3/9/2012	-	-	-	-	-	-	-	1,644	-	-	56,225
	NSO	3/9/2012	-	-	-	-	-	-	-	-	5,244	$34.20	72,210

(1)	Type of Award: STI = Award granted under the 2012 Cash Plan NSO = Nonqualified Stock Option PRSA = Performance-vesting Restricted Stock Award TRSA = Time-vesting Restricted Stock Award
(2)
The grant date (which, for accounting purposes, is the measurement date) and the Board of Directors approval date differ in several instances because the measurement date cannot be determined until all of the key provisions underlying the grant are known including, for example, the definition of Adjusted EBITDA and the Adjusted EBITDA targets to be met for vesting purposes.

(3)
Represents awards under the 2012 Plan. The actual awards were finally determined in March 2013, except that Compensation Committee determined to award 50% of the annual cash incentive bonus to all officers of the Company eligible to receive an annual cash incentive award under the 2012 Plan on December 27, 2012, taking into consideration the Company's expected achievement of threshold 2012 Plan Adjusted EBITDA target and the likely increase in the tax rates that would have applied to this bonus had it been paid in 2013. The amounts actually paid to our named executive officers in respect of these awards for 2012 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table and are further described under “Compensation, Discussion & Analysis - Annual Cash Incentive Compensation” above.

(4)
Represents possible future payouts of Company common stock underlying performance-vested shares of restricted stock awarded in fiscal year 2012 to our Senior Executive Officers and to Michael J. Clarke in December 2011 under the 2009 Plan, the performance goals for which were approved by the Committee and the Board in 2012. The awards to our Senior Executives vest fully upon the achievement of the Restricted Stock cumulative Restricted Stock Adjusted EBITDA Targets, subject to such executive remaining continuously employed through the Performance Period. The award to Mr. Clarke vests in equal 20% installments over five years, subject to the attainment of the Clarke Restricted Stock Adjusted EBITDA Targets for each of fiscal years 2012, 2013, 2014, 2015 and 2016 and further subject to Mr. Clarke remaining continuously employed through such fiscal year. Fifty-percent (50%) of unvested shares of performance-vested restricted stock vest upon a Change of Control (as defined under the 2009 Plan). See “Compensation, Discussion & Analysis - Equity Based Compensation.”

(5)
The shares of time-vested restricted stock granted to each Senior Executive Officer on March 9, 2012 vest at the rate of 33.3% on March 9 in each of 2013, 2014 and 2015. Unvested shares of the time-vested restricted stock vest in full upon a Change of Control (as defined under the 2009 Plan).

(6)
The stock options granted on March 9, 2012, vest at the rate of 33.3% on March 9 in each of 2013, 2014 and 2015. The exercise price of $34.20 per share was the fair market value of a share of the Company common stock on March 9, 2012 and was the closing price on Nasdaq on such date. Such stock options vest in full upon a Change of Control (as defined under the 2009 Plan).

(7)
The amounts shown represent the grant date fair value of time-vested restricted stock and stock options, calculated in accordance with FASB ASC Topic 718. Amounts for performance-vested restricted stock reflect the most probable outcome for the awards at December 31, 2012 valued at the date of grant in accordance with FASB ASC Topic 718, which we estimate to be at the target level of performance goals.

Outstanding Equity Awards at December 31, 2012 Table

			Option Awards				Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
								Market	Number of	Value of
							Number of	Value of	Unearned	Unearned
							Shares or	Units of	Shares,	Shares,
			Number of	Number of			Units of	Shares or	Units or	Units or
			Securities	Securities			Stock	Stock	Other	Other
			Underlying	Underlying			That	That	Rights	Rights
			Unexercised	Unexercised	Option		Have	Have	that have	that have
	Type of		Options	Options	Exercise	Option	Not	Not	Not	Not
	Award	Grant	Exercisable	Unexercisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	Date	(#)(2)	(#)(2)	($)	Date	(3)	(4)	(#)(5)(6)	($)(7)
Michael J. Clarke	NSO	12/30/2011	40,000	160,000	$26.16	12/30/2021	—	—	—	—
	PRSA	8/7/2012	—	—	—	—	—	—	25,000	$1,656,250
	TRSA	12/30/2011	—	—	—	—	40,000	$2,650,000	—	—
Almon C. Hall	ISO	12/17/2009	4,928	11,429	$17.50	12/17/2019	—	—	—	—
	NSO	12/17/2009	—	5,571	$17.50	12/17/2019	—	—	—	—
	NSO	3/9/2012	—	7,272	$34.20	3/9/2022	—	—	—	—
	PRSA	12/17/2009	—	—	—	—	—	—	7,083	$469,249
	PRSA	8/7/2012	—	—	—	—	—	—	1,140	$75,525
	TRSA	7/1/2011	—	—	—	—	6,667	$441,689	—	—
	TRSA	3/9/2012	—	—	—	—	2,280	$151,050	—	—
Kevin W. Donnelly	ISO	12/17/2009	—	11,429	$17.50	12/17/2019	—	—	—	—
	NSO	12/17/2009	—	5,571	$17.50	12/17/2019	—	—	—	—
	NSO	3/9/2012	—	6,293	$34.20	3/9/2022	—	—	—	—
	PRSA	12/17/2009	—	—	—	—	—	—	7,083	$469,249
	PRSA	8/7/2012	—	—	—	—	—	—	987	$65,389
	TRSA	7/1/2011	—	—	—	—	6,667	$441,689	—	—
	TRSA	3/9/2012	—	—	—	—	1,973	$130,711	—	—
Edward J. Cooney	ISO	12/17/2009	11,428	11,429	$17.50	12/17/2019	—	—	—	—
	NSO	12/17/2009	2,858	5,571	$17.50	12/17/2019	—	—	—	—
	NSO	3/9/2012	—	5,244	$34.20	3/9/2022	—	—	—	—
	PRSA	12/17/2009	—	—	—	—	—	—	7,083	$469,249
	PRSA	8/7/2012	—	—	—	—	—	—	822	$54,458
	TRSA	7/1/2011	—	—	—	—	6,667	$441,689	—	—
	TRSA	3/9/2012	—	—	—	—	1,644	$108,915	—	—

(1)	Type of Award:
ISO = Incentive Stock Option
NSO = Nonqualified Stock Option
PRSA = Performance-vesting Restricted Stock Award
TRSA = Time-vesting Restricted Stock Award
(2)
Stock options granted on March 9, 2012 vest at the rate of 33.3% on each annual anniversary of the grant date, subject to the named executive officer's continuous employment, beginning with the first anniversary of the grant date, with 100% vesting upon the third anniversary of the grant date.

(3)
Shares of time-vested restricted stock granted July 1, 2011 and March 9, 2012 vest at the rate of 33.3% on each of the first three anniversaries of such grant date, subject to the Senior Executive Officer's continuous employment through such date. Shares of time-vested restricted stock granted to Michael Clarke on December 30, 2011 vest at the rate of 20% on December 30 on each of the first five anniversaries of the grant date. Shares of time-vested restricted stock that have not vested prior to a Change of Control (as defined in the 2009 Plan) fully vest upon a Change of Control.

(4)	The amounts shown are based on the Nasdaq closing price of our common stock on December 31, 2012, which was $66.25.

(5)
The performance-vested restricted stock granted to our Senior Executive Officers vests in full upon the achievement of the cumulative Restricted Stock Adjusted EBITDA targets, subject to such executive remaining continuously employed through the Performance Period. Shares of performance-vested restricted stock granted to Mr. Clarke vest in five equal 20% annual installments, subject to the attainment of the Clarke Restricted Stock Adjusted EBITDA Targets for each of fiscal years 2012, 2013, 2014, 2015 and 2016 and further subject to Mr. Clarke remaining continuously employed through such fiscal year. Because the grant date for these awards (which, for accounting purposes, is the measurement date) could not be determined until all of the key provisions underlying these grants were known, including, for example, the definition of Adjusted EBITDA and the Adjusted EBITDA targets to be met for vesting purposes, the grant date for these awards is August 7, 2012. Fifty percent (50%) of such shares of performance-vested restricted stock that have not vested prior to a Change of Control (as defined under the 2009 Plan) vest upon a Change of Control.

The performance-vested restricted stock granted on December 17, 2009 vest at the rate of 25% per year, subject to continuous employment and satisfaction of 95% of Adjusted EBITDA performance criteria for fiscal years 2010, 2011, 2012 and 2013. The computation of Adjusted EBITDA for these awards (the “2009 Award Adjusted EBITDA”) is to be performed by reference to the Company's Consolidated Cash Flow as defined in the Company's indenture governing its former 11% Senior Secured Notes due 2012. Under the 2009 awards, 33.3% of the restricted stock that could vest with respect to a particular year vests if 85% of 2009 Award Adjusted EBITDA is achieved (Level I), 66.7% vests if 90% of the target 2009 Award Adjusted EBITDA is achieved (Level II), and 100% vests if 95% of the Adjust EBITDA is achieved (Level III). In addition, if the 2009 Award Adjusted EBITDA in any particular year is lower than the performance target for that year, as set forth in the applicable award agreement, the awards which would have vested in that year may vest in part or in whole in the following year if certain 2009 Award Adjusted EBITDA performance criteria are exceeded in the following year (the “Catch Up”). In that case, restricted stock awards would vest with respect to both the current year and the preceding year, depending upon the extent to which performance criteria for the current year were exceeded. Such shares of restricted stock vest in full upon a Change of Control (as defined in the applicable award agreement). The numbers in the table represent the number of shares that would vest if 85% of the 2009 Award Adjusted EBITDA were achieved during each of fiscal years 2012 and 2013, which would result in forfeiture of shares related to Company performance in fiscal year 2011 that were eligible for the Catch Up for fiscal year 2012 performance.

(6)	Represents the “threshold” number of performance-vested shares of restricted stock granted under the 2009 Plan.
(7)
Represents the “threshold” number of performance-vested shares of restricted stock granted under the 2009 Plan multiplied by the Nasdaq closing price of our common stock on December 31, 2012, which was $66.25.

Option Exercises and Stock Vesting During the Year Ended December 31, 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Clarke	—	—	10,000	662,500
Almon C. Hall	12,072	584,768	3,333	166,750
Kevin W. Donnelly	19,786	854,412	3,333	166,750
Edward J. Cooney	5,500	266,420	3,333	166,750
____________

(1)
Represents the aggregate dollar amount realized by the named executive officer computed by multiplying the number of shares acquired at any time upon exercise of an option by the difference between the market value of a share of the Company common stock at such time as traded on Nasdaq, and the exercise or base price of such option.

(2)
Represents the aggregate dollar amount realized by the named executive officer computed by multiplying the number of shares vested by the market value of a share of the Company common stock at such time as traded on Nasdaq.

Pension Benefits for the Year Ended December 31, 2012

Nortek, Inc. Retirement Plan

Messrs. Hall and Donnelly are the only named executive officers that participate in the Nortek, Inc. Retirement Plan (the “Nortek Retirement Plan”). The following table provides the required benefit information for Messrs. Hall and Donnelly under the Nortek Retirement Plan for the year ended December 31, 2012.

Name	Number Years of Credited Service(1)	Present Value of Accrued Benefit	Payments During Last Fiscal Year
Almon C. Hall	19	$836,200	—
Kevin W. Donnelly	8	$192,500	—
____________

(1)
Messrs. Hall and Donnelly have been employed by the Company for 36 and 25 years, respectively. As described in greater detail below, the difference between their years of credited service under the Nortek Retirement Plan and their actual years of service with the Company is a result of the freezing of the Nortek Retirement Plan. This difference does not result in any augmentation of benefits.

Annual benefit accruals under the Nortek Retirement Plan ceased effective December 31, 1995. All plan participants, including those identified above, became 100% vested on that date. Retirement benefits were calculated using final average earnings and credited service according to the plan's benefit formula as of the benefit freeze date.

The estimated present value of each participant's accrued benefit was determined as of December 31, 2012 based on a discount rate of 3.50% and mortality according to the IRS 2012 Non-Annuitant Mortality Table (sex distinct). These assumptions are the same as those used for fiscal year 2012 financial statement reporting purposes and represent a change from the prior year. The Nortek Retirement Plan does not offer a lump sum payment option for any of the participants identified above.

Reduced early retirement benefits are available to plan participants who have attained age 55 with at least five (5) years of vesting service. Accrued benefits are reduced by 1/180th for each of the first sixty (60) months a participant's early retirement age precedes age 65 and by 1/360th for each additional month in excess of sixty (60) months. Each of Messrs. Hall and Donnelly is currently eligible for early retirement under the Nortek Retirement Plan.

The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The annual pension benefits entitled to be paid to the named executive officers beginning at age 65 under this pension plan, as a single-line annuity, are as follows: Mr. Hall $60,304 and Mr. Donnelly $17,343. The normal form of payment for married payments is an actuarially reduced 50% joint & survivor annuity. Optional forms of payment include actuarially adjusted joint & survivor benefits (50%, 66 2/3%, 75%, and 100%) and a ten-year certain and continuous annuity.

The estimated annual 50% joint & survivor annuity payable to each participant identified above at age 65 is detailed below (estimates are based on actual spouse dates of birth):

Name	Annual Accrued Benefit Payable at Age 65 50% Joint & Survivor
Almon C. Hall	$52,163
Kevin W. Donnelly	$15,574
____________

The gross change in the present value of each participant's estimated benefit is attributable to the passage of time as well as changes to both the discount rate and mortality assumption. The impact of each change is summarized below.

Name	Change Due to Passage of Time	Change Due to Discount Rate	Change Due to Mortality Table
Almon C. Hall	$(24,300)	$36,300	$1,600
Kevin W. Donnelly	$7,200	$14,600	$400

Non-qualified Deferred Compensation Plans

None of the named executive officers participated in a non-qualified deferred compensation plan during the 2012 fiscal year and the Company did not maintain any non-qualified deferred compensation plans during the 2012 fiscal year.

Employment Agreements

Messrs. Clarke, Hall, and Donnelly each have employment agreements with the Company. The material terms of these agreements are described below.

Employment Agreement of Michael J. Clarke

Mr. Clarke's employment agreement, effective December 30, 2011, provides for an initial term of three years, subject to automatic one year renewals thereafter unless terminated by the Company or Mr. Clarke in accordance with the terms of the employment agreement. Pursuant to the terms of his employment agreement, Mr. Clarke is entitled to receive an annual base salary of $925,000 and is eligible for an annual bonus based on the achievement of performance objectives established by the Board or the Compensation Committee. The target amount of the annual bonus is 100% of Mr. Clarke's base salary.

Pursuant to the terms of Mr. Clarke's employment agreement, Mr. Clarke was a participant in the 2012 Plan, but his annual bonus payout was guaranteed at 50% of his base salary. Mr. Clarke also received a Retention Bonus in an amount equal to $500,000 on December 30, 2012. In December 2011, Mr. Clarke also received options to purchase 200,000 shares of the Company's common stock under the 2009 Plan. The shares subject to the option will vest in 20% installments on each of the first five anniversaries of the date of grant, subject to Mr. Clarke's remaining employed on each such vesting date. Mr. Clarke's employment agreement also provides for the grant of 50,000 restricted shares of the Company's common stock under the 2009 Plan that will vest in 20% installments on each of the first five anniversaries of the date of grant, subject to his remaining continuously employed through each such vesting date. In addition, his employment agreement provides for the grant of 100,000 restricted shares of the Company's common stock under the 2009 Plan, which will vest in five annual installments subject to the attainment of performance goals established by the Board and the Compensation Committee and further subject his remaining continuously employed through each such vesting date. The stock option and time-vested restricted share awards vest in full upon a change in control and the performance-based restricted share award vests as to 50% of the then unvested shares underlying the award upon such an event. Mr. Clarke received reimbursement of reasonable costs, up to a maximum amount of $150,000, incurred in connection with his relocation to the Providence, Rhode Island area (“Relocation Costs”), together with a tax gross-up for any taxes related to such Relocation Costs. Mr. Clarke also received reimbursement of 50% of Relocation Costs in excess of $150,000, subject to the applicable terms and conditions set forth in his employment agreement (including the tax gross-up related to Relocation Costs). Actual reimbursements for Relocation Costs were $318,929 (including the tax gross-up).

If Mr. Clarke's employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in his agreement), Mr. Clarke will be entitled to receive, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in Mr. Clarke's employment agreement, base salary and medical benefit continuation (subject to certain conditions) for twenty-four and eighteen months, respectively, and, if such termination were to have occurred prior to December 30, 2012, the Retention Bonus. If Mr. Clarke's employment is terminated due to his death or disability (as defined in his employment agreement), he will be entitled to a pro-rata bonus for the year in which such termination occurs, determined based on actual performance. Mr. Clarke will be subject to non-competition and non-solicitation restrictions for a period of twenty-four months following the termination of his employment. See “Potential Payments upon Termination of Employment or Change in Control” below.

Amended Employment Agreements of Almon C. Hall and Kevin W. Donnelly

The employment agreements of Messrs. Hall and Donnelly, which were effective August 27, 2004, were amended effective December 17, 2009 in connection with the Company's emergence from bankruptcy and approved by the United States Bankruptcy Court for the District of Delaware. Each such amended employment agreement is on terms substantially similar to each other, except as otherwise noted below. Each such amended employment agreement remains effective until the termination of the executive's employment. The amended employment agreements provide that Mr. Hall will serve as Vice President and Chief Financial Officer of the Company and that Mr. Donnelly will serve as Vice President, General Counsel and Secretary of the Company.

The amended employment agreement for Mr. Hall provides that his annual base salary will be not less than $500,000. The amended employment agreement for Mr. Donnelly provides that his annual base salary will be not less than $375,000. The amended employment agreements provide that upward adjustments to the base salaries of Messrs. Hall and Donnelly shall be approved by the Chief Executive Officer. Messrs. Hall and Donnelly are also eligible for incentive compensation in each year of the employment period as recommended by the Chief Executive Officer of the Company and approved by the Compensation Committee or the full Board of Directors of the Company. Messrs. Hall and Donnelly are also entitled to reimbursement of the costs associated with one country club and one automobile for personal and business use. In accordance with the terms of the amended employment agreements of Messrs. Hall and Donnelly, on the third anniversary of the Company's emergence from bankruptcy, December 17, 2009, the Company was required to make a lump-sum payment of $855,781 to Mr. Hall and $876,824 to Mr. Donnelly, in lieu of any lifetime medical coverage which would have been due under the respective employment agreement, with a “gross-up” for all applicable taxes in the amount of $631,241 for Mr. Hall and $646,763 for Mr. Donnelly.

Under each amended employment agreement, if employment is terminated:

•	by the Company without “cause,”

•	by the executive for “good reason,” or

•	as a result of the executive's death or disability (each as defined in the amended employment agreement),

then the Company is obligated to provide the executive or, in the event of death, his designated beneficiary or estate, severance pay and other specified benefits and perquisites, including long-term disability insurance, for a period of two years from the date of termination.

Under each amended employment agreement, severance pay for the executive is equal to his annual salary as of the date of termination plus the highest amount of bonus, or incentive compensation, exclusive of the Company's 1999 Equity Performance Plan, paid or payable in cash to the executive in any one of the three calendar years immediately prior to the completion of the 2004 transaction involving Thomas H. Lee Partners, L.P. (the “THL Transaction”) or, if higher, the three calendar years immediately prior to such termination.

Under each amended employment agreement, if (i) the employment of the executive is terminated by the Company without cause, by the executive for good reason or as a result of disability, the executive will be prohibited from competing with the Company for two years from the date of termination and (ii) the employment of the executive is terminated by the Company with cause or by the executive as a result of resignation without good reason, the executive will be prohibited from competing with the Company for one year.

If it is determined that any payment or benefit provided by the Company to Mr. Hall or Donnelly under his amended employment agreement or any other agreement or plan is subject to the 20% excise tax imposed by Section 4999 of the Code, the Company is required to make an additional lump-sum “gross-up” payment to Mr. Hall or Mr. Donnelly (as applicable) sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Second Amended and Restated Change in Control Severance Benefit Plan

The Company has a retention plan for certain of its key employees that provides that, in consideration of each covered individual agreeing not to voluntarily terminate his employment, if there is an attempted change of control of the Company, as that term is defined in the plan, and, if, within the 24 month period following the change of control, the employment of the individual is terminated by the Company for any reason or by the individual by reason of a material adverse change in the terms of employment as provided in the plan, the individual will be entitled at the time of termination to severance pay for a period of 24 months following termination at an annual rate equal to the individual's base annual salary at the time of termination plus the highest amount of bonus or incentive compensation paid or payable to the individual for any one of the three calendar years preceding the change of control, and to continued medical, life insurance and other benefits for the 24 month period. If payments under the plan are subject to the excise tax under Sections 4999 and 280G of the Code, payments will be reduced so that no amounts are subject to excise tax. The plan is a “double trigger” plan because both (i) a change of control and (ii) an employment termination within 24 months of the change of control are required in order to receive severance under the plan. Mr. Cooney was the only named executive officer among the participants under the plan.

Potential Payments upon Termination of Employment or Change in Control

As described above, the named executive officers are entitled to certain benefits in the event their employment is terminated with or without cause, for good reason or due to disability or death, or upon a change of control of the Company. Messrs. Clarke, Hall and Donnelly are entitled to such benefits pursuant to their employment agreements with the Company. For additional information, see “Employment Agreements” above.

On March 20, 2013, Mr. Cooney passed away. Mr. Cooney's benefits were governed by the Company's Second Amended and Restated Change in Control Severance Benefit Plan. See “Second Amended and Restated Change in Control Severance Benefit Plan” above.

In addition, pursuant to the terms of the applicable award agreements the Board granted performance-contingent restricted stock under the 2009 Plan to each of Messrs. Hall, Donnelly and Cooney, 50% of which vests upon a change of control. See “Equity-Based Compensation” above.

The following table describes the potential payments and benefits to each of the named executive officers listed below following a termination of employment for cause, a termination without cause or for good reason, a termination due to disability or death, or termination upon a change of control, occurring hypothetically in each case on December 31, 2012. The closing market price of a share of the Company's common stock on December 31, 2012 was $66.25, as quoted on Nasdaq as the closing price at the end of trading. Actual amounts payable to each executive listed below upon termination of employment can only be determined definitively at the time of each executive's actual departure and actual amounts that are payable upon a change in control can only be definitively determined at the time of such transaction (if one were to occur). In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. For information relating to compensation earned by each of the named executive officers, see the “Summary Compensation Table” above. In addition to any payments under the applicable agreements Messrs. Hall and Donnelly would also be entitled to benefits under the Company's pension plan, pursuant to the terms of that plan. For additional information, see “Pension Benefits for the Year Ended December 31, 2012” above.

Name	Benefits	Termination for Cause	Termination Upon Death or Disability	Termination Without Cause or for Good Reason	Change of Control	Termination by the Company within 24-months of a Change of Control
Michael J. Clarke	Base Salary	—	—	$1,850,000(1)	—	—
	Bonus	—	—	—	—	—
	Healthcare benefits	—	—	26,721(2)	—	—
	Insurance Benefits, Other Perquisites	—	$ 600,000(5)	—	—	—
	Market Value of Awards Vesting	—	—	—	$12,376,900(3)	—
	Gross-Up	—	—	—	—	—
	Total	—	$600,000	$1,876,721	$12,376,900	$-
Almon C. Hall	Base Salary	—	$1,040,000(1)	$1,040,000(1)	—	—
	Bonus	—	1,450,000(4)	1,450,000(4)	—	—
	Healthcare benefits	—	—	—	—	—
	Insurance Benefits, Other Perquisites	—	604,496(5)	4,496(5)	—	—
	Market Value of Awards Vesting	—	—	—	$3,917,391(3)	—
	Gross-Up	—	—	—	—	$ 1,757,240(6)
	Total	-	$3,094,496	$2,494,496	$3,917,391	$1,757,240
Kevin W. Donnelly	Base Salary	—	$900,000(1)	$900,000(1)	—	—
	Bonus	—	900,000(4)	900,000(4)	—	—
	Healthcare benefits	—	—	—	—	—
	Insurance Benefits, Other Perquisites	—	604,496(5)	4,496(5)	—	—
	Market Value of Awards Vesting	—	—	—	3,845,337(3)	—
	Gross-Up	—	—	—	—	$ 1,381,960(6)
	Total	-	$2,404,496	$1,804,496	$3,845,337	$1,381,960
Edward J. Cooney	Base Salary	—	—	—	—	$ 750,000 (1)
	Bonus	—	—	—	—	600,000 (4)
	Healthcare benefits	—	—	—	—	43,914 (2)
	Insurance Benefits, Other Perquisites	—	$ 600,000(5)	—	—	4,496 (5)
	Market Value of Awards Vesting	—	—	—	$ 3,768,124(3)	3,768,124(3)
	Gross-Up	—	—	—	—	—
	Total	—	$600,000	—	$3,768,124	$5,166,534

(1)	Represents the executive officer's base salary payable over 24 months.

(2)	Represents the premium cost of 18 months of COBRA continuation coverage under the Company's health insurance benefits for Mr. Clarke, and 24 months in the case of Mr. Cooney.

(3)
Represents the fair market value of stock options (assuming such stock options were “cashed-out”) and restricted shares that vest on a change in control, determined using a per-share price of $66.25, the closing market price of a share of the Company's common stock on December 31, 2012 as quoted on Nasdaq.

(4)
For Messrs. Hall and Donnelly represents two annual payments equal to the highest amount of bonus or incentive compensation paid to the executive officer with respect to any of the three calendar years prior to the date of termination or, if higher, the three calendar years prior to the THL Transaction. For Mr. Cooney represents two annual payments equal to the highest amount of bonus or incentive compensation paid to him with respect to fiscal years 2011, 2010 and 2009.

(5)
In the event of death, includes a maximum of $600,000 payable to each named executive officer upon death under basic group term life insurance, which is available to all full-time employees of the Company at two times base salary. In the event of disability, for Messrs. Hall and Donnelly, also includes costs of continued coverage under disability, accident and life insurance plans, in each case for two years following termination.

(6)
Represents excise tax gross-up payments payable to Messrs. Hall and Donnelly under their amended employment agreements, assuming a termination without cause or for good reason in connection with a hypothetical change of control occurring on December 31, 2012, based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The amount of the excise tax gross-up payments, if any, payable to Messrs. Hall and Donnelly in the event of an actual change of control depends upon a number of factors including the compensation paid to Messrs. Hall and Donnelly during the five year period preceding the year in which the change of control occurs.

Mr. Cooney, the Company's Senior Vice President and Treasurer, passed away unexpectedly in March 2013. Mr. Cooney dedicated 12 years of service to the Company. Mr. Cooney was an admired and respected leader. In recognition of his overall contribution to the Company and his instrumental role in forming the foundation for the Company's 2013 and long-term business plan, the Compensation Committee and the Board determined to, among other things, make an award of $1,697,250 to Mr. Cooney's estate. Pursuant to the terms of the applicable award agreements, upon Mr. Cooney's death, all unvested options and restricted stock were automatically forfeited. Mr. Cooney did not have an employment agreement that provided for death benefits. Mr. Cooney's estate will received the maximum $600,000 payable under basic group term life insurance, which is available to all full-time employees of the Company at two times base salary.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2013

The Audit Committee has appointed Ernst & Young LLP to serve as the Company's independent registered public accountants for its 2013 fiscal year. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee's appointment. We expect representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS FOR FISCAL YEAR 2013

AUDIT COMMITTEE MATTERS

Audit Committee Report

This report is furnished by the Company's Audit Committee with respect to the Company's financial statements for fiscal year 2012.

The Company's management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company's management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company's audited financial statements for fiscal year 2012. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the Company's fiscal year 2012. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that Ernst & Young LLP may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors' independence and has discussed this with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements for fiscal year 2012 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee

Joseph M. Cianciolo, Chair
John T. Coleman
Thomas A. Keenan
Jeffrey C. Bloomberg

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company's independent registered public accounting firm for fiscal year 2012. Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal years 2012 and 2011 were as follows:

	2,011	2,012
Audit Fees	$4,681,000	$5,382,000
Audit-Related Fees	323,000	227,000(1)
Tax Fees	131,000	293,000(2)
All Other Fees	—	—

(1)	Amount includes fees for services related to audits of certain of our employee benefit plans and accounting consultations.

(2)
Amount includes fees for tax services related to tax compliance, tax planning and tax advice, including preparation of international tax returns and foreign country tax planning. Tax compliance services accounted for $100,000 and $98,000 of the amount in fiscal years 2012 and 2011, respectively.

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm's independence and determined, in each case, that at all times, Ernst & Young LLP remained independent.

Audit Committee Pre-Approval Policy

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman, other than non-audit services subject to the de minimis exception set forth in Section 10A of the Exchange Act.

Security Ownership of Certain Beneficial Owners and Management

The following table includes information, as of March 15, 2013, about the beneficial ownership of the Company's common stock for:

•	each stockholder known by us to own beneficially 5% or more of the Company's common stock;

•	each director and nominee for director;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 15,883,771 outstanding shares of the Company's common stock, which includes all shares of unrestricted common stock and all shares of time-vested restricted common stock and performance-vested restricted stock awarded under the 2009 Plan. In addition, shares of the Company's common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 15, 2013 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options or warrants for the purpose of computing the percentage ownership of such entity or person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to the Company's knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (%)
Holders of more than 5% of the Company's voting securities:
Entities affiliated with Ares Management LLC(2)	6,256,820	39.25
Funds and persons affiliated with Gates Capital Management, Inc.(3)	2,109,612	13.19
Funds managed by subsidiaries of FMR LLC(4)	2,102,660	13.19
Entities and persons affiliated with Anchorage Capital Master Offshore, Ltd.(5)	1,367,698	8.61
Capital World Investors(6)	832,632	5.24

Directors and Named Executive Officers:
Jeffrey C. Bloomberg(7)	10,298	*
Joseph M. Cianciolo(8)	10,098	*
John T. Coleman(9)	7,798	*
James B. Hirshorn(10)	24,283	*
Thomas A. Keenan(11)	9,798	*
Daniel C. Lukas(12)(14)	7,798	*
Bennett Rosenthal(13)(14)	9,798	*
J. David Smith(15)	12,431	*
Michael J. Clarke(16)	194,887	1.22
Almon C. Hall(17)	63,971	*
Kevin W. Donnelly(18)	65,372	*
Edward J. Cooney(19)	64,638	*
All directors and executive officers as a group(20) (12 persons)	481,170	3.01%
___________

*	Less than one percent

(1)	Address unless otherwise noted is 50 Kennedy Plaza, Providence, RI 02903.

(2)
Consists of (a) 2,920,938 shares of common stock and 55,562 shares of common stock issuable upon the exercise of warrants held by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”), (b) 3,280,320 shares of common stock held by Ares Corporate Opportunities Fund III, L.P. (“ACOF III”). Does not include the shares and options identified in footnotes (12) and (13) to this table held by Messrs. Lukas and Rosenthal, respectively, as nominees for the benefit of the Ares Entities (as defined below). The general partner of ACOF II is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). The manager of ACOF II is ACOF Operating Manager II. The general partner ACOF III is ACOF Management III, L.P. (“ACOF Management III”) and the general partner of ACOF Management III is ACOF Operating Manager III, LLC. (“ACOF Operating Manager III”). The manager of ACOF III is ACOF Operating Manager III. ACOF Operating Manager II and ACOF Operating Manager III are each indirectly controlled by Ares Management LLC (“Ares”), which, in turn, is indirectly controlled by Ares Partners Management Company LLC (“APMC” and, together with ACOF II, ACOF III, ACOF Management II, ACOF Management III, ACOF Operating Manager II, ACOF Operating Manager III and Ares, the “Ares Entities”). APMC is managed by an executive committee comprised of Mr. Rosenthal, Antony Ressler, Michael Arougheti, David Kaplan and Greg Margolies. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of Company stock. Each of the members of the executive committee, the Ares Entities (other than ACOF II and ACOF III with respect to the securities held directly by such fund) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067. Such information was reported as of April 20, 2012 on a Schedule 13D filed April 23, 2012.

As previously disclosed, on April 4, 2012, the Company entered into an investor agreement (the “Investor Agreement”) with Ares and certain of its affiliates pursuant to which Ares and the Company agreed to, among other things, confirm certain agreements relating to Ares' ability to transfer shares of common stock of the Company beneficially owned by Ares.

(3)
Consists of 1,994,363 shares of common stock and 115,249 shares of common stock issuable upon the exercise of warrants, held by Gates Capital Management, Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd. and Jeffrey L. Gates. The address of Gates Capital Management, Inc., Gates Capital Partners, L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P. and Jefrey L. Gates is c/o Gates Capital Management, Inc., 1177 Avenue of the Americas, 32nd Floor, New York, NY 10036. The address of ECF Value Fund International, Ltd. is c/o Harneys Westwood & Riegels, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands. Such information was reported as of December 31, 2012 on a Schedule 13G filed February 14, 2013.

(4)
Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 may be deemed to be the beneficial owner of 1,989,788 shares of the Common Stock of the Company and 51,225 shares of Common Stock issuable upon the exercise of warrants, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (each, the “Fund”). The ownership of one Fund, Fidelity Capital & Income Fund, amounted to 963,777 shares of the Common Stock outstanding. Fidelity Capital & Income Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through their control of Fidelity, and the Fund each has sole power to dispose of the securities owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund's Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 61,647 shares of the outstanding Common Stock of the Company, including 1,675 shares of Common Stock issuable upon the exercise of warrants, as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 61,647 shares and sole power to vote or to direct the voting of 10,665 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. Such information was reported as of December 31, 2012 on a Schedule 13G filed February 14, 2013.

(5)
Consists of 1,367,698 shares of common stock held for the account of Anchorage Capital Master Offshore, Ltd. (“Anchorage Offshore”). Each of the following persons (collectively, the “Reporting Persons”) may be deemed the beneficial owner the shares held for the account of Anchorage Offshore: Anchorage Capital Group, L.L.C. ("Capital Group”); Anchorage Advisors Management, L.L.C. (“Management”); Anthony L. Davis (“Mr. Davis”); and Kevin M. Ulrich (“Mr. Ulrich”). Capital Group is the investment advisor to Anchorage Offshore. Management is the sole managing member of Capital Group. Mr. Davis is the President of Capital Group and a managing member of Management, and Mr. Ulrich is the Chief Executive Officer of Capital Group and the other managing member of Management. The address of Anchorage Offshore and the Reporting Persons is 610 Broadway, 6th Floor, New York, NY 10012. Such information was reported as of December 31, 2012 on a Schedule 13G filed February 14, 2013.

(6)
Capital World Investors, a division of Capital Research and Management Company (“CRMC”) is deemed to be the beneficial owner of 832,632 shares of common stock. CRMC is an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Such information was reported as of December 31, 2012 on a Schedule 13G filed February 13, 2013.

(7)
Consists of (a) 1,150 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Bloomberg has voting but not dispositive power.

(8)
Consists of (a) 950 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Cianciolo has voting but not dispositive power.

(9)
Consists of (a) 650 shares of common stock, (b) 4,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Coleman has voting but not dispositive power.

(10)
Consists of (a) 650 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 17,633 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Hirshorn has voting but not dispositive power.

(11)
Consists of (a) 650 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Keenan has voting but not dispositive power.

(12)
Consists of (a) 650 shares of common stock, (b) 4,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan. These securities are held by Mr. Lukas for the benefit of the Ares Entities. Mr. Lukas is associated with the Ares Entities and pursuant to the policies of the Ares Entities, Mr. Lukas holds these securities as a nominee on behalf, and for the sole benefit, of Ares and has assigned all economic, pecuniary and voting rights in respect of these securities to Ares. As to the unvested restricted shares of common stock, Ares has voting but not dispositive power.

(13)
Consists of (a) 650 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 3,148 shares of unvested restricted common stock awarded under the 2009 Plan. These securities are held by Mr. Rosenthal for the benefit of the Ares Entities. Mr. Rosenthal is associated with the Ares Entities and pursuant to the policies of the Ares Entities, Mr. Rosenthal holds these securities as a nominee on behalf, and for the sole benefit, of Ares and has assigned all economic, pecuniary and voting rights in respect of these securities to Ares. As to the unvested restricted shares of common stock, Ares has voting but not dispositive power.

(14)
Does not include the securities held by ACOF II and ACOF III. As disclosed elsewhere in this proxy statement, Messrs. Lukas and Rosenthal are associated with Ares. Messrs. Lukas and Rosenthal each expressly disclaims beneficial ownership of the securities held by ACOF II and ACOF III.

(15)
Consists of (a) 2,650 shares of common stock, (b) 6,000 shares of common stock issuable upon the exercise of stock options and (c) 3,781 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Smith has voting but not dispositive power.

(16)
Consists of (a) 16,122 shares of common stock, (b) 40,000 shares of common stock issuable upon the exercise of stock options and (c) 138,765 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Clarke has voting but not dispositive power.

(17)
Consists of (a) 20,951 shares of common stock, (b) 334 shares of common stock issuable upon exercise of warrants (c) 7,352 shares of common stock issuable upon exercise of stock options and (d) 35,334 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Hall has voting but not dispositive power.

(18)
Consists of (a) 29,081 shares of common stock, (b) 334 shares of common stock issuable upon exercise of warrants, (c) 2,098 shares of common stock issuable upon exercise of stock options and (d) 33,859 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Donnelly has voting but not dispositive power.

(19)
Consists of (a) 15,993 shares of common stock, (b) 334 shares of common stock issuable upon exercise of warrants, (c) 16,034 shares of common stock issuable upon exercise of stock options and (d) 32,277 shares of unvested restricted common stock awarded under the 2009 Plan, as to which unvested restricted common stock Mr. Cooney had voting but not dispositive power.

(20)
Consists of an aggregate of (a) 90,147 shares of common stock, (b) 1,002 shares of common stock issuable upon exercise of warrants, (c) 109,484 shares of common stock issuable upon the exercise of stock options and (d) 280,537 shares of unvested restricted common stock awarded under the 2009 Plan held by executive officers, as to which each executive officer has voting but not dispositive power. Includes, Mr. Cooney, who passed away on March 20, 2013.

OTHER INFORMATION

Financial and Other Information

The Company has made available to you its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company's Form 10-K for the year ended December 31, 2012 can also be accessed on the Internet at the SEC Filings section of the Investors section of the Company's website, www.nortekinc.com, and at the website of the SEC, www.sec.gov. The documents are also available without charge by requesting them in writing from Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.

Stockholder Proposals

Proposals to be included in the proxy statement

In order to be included in the Company's proxy materials for presentation at the 2014 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 Exchange Act must be received by the Secretary of the Company at 50 Kennedy Plaza, Providence, Rhode Island 02903, not less than 120 days prior to May 9, 2014, which is January 9, 2014, and must comply with the requirements of Rule 14a-8.

Director nominations and other proposals (not to be included in the proxy statement)

Pursuant to the Company's Amended and Restated By-Laws, if you wish nominate a director candidate or to bring business before the Company's 2014 annual meeting, you must give written notice thereof which must be received by the Secretary of the Company at 50 Kennedy Plaza, Providence, Rhode Island 02903 not less than 90 days, nor more than 120 days prior to May 9, 2014. Proposals that do not comply with these notice provisions will not be considered at the Company's 2014 annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company's Amended and Restated By-Laws must be received by Friday, February 7, 2014 and not earlier than Thursday, January 9, 2014.

All director nominations and other stockholder proposals must comply with the other requirements of the Company's By-Laws, a copy of which may be obtained at no cost from the Company's Secretary. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company's Amended and Restated By-Laws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies that it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

Annual Report

A copy of the Company's Annual Report for fiscal year 2012, including financial statements, is being furnished concurrently herewith to all stockholders holding shares of common stock as of the Record Date. The Company's Annual Report for fiscal year 2012 also is available for viewing on the Company's website at “Annual Reports” under “Investor Relations.” Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

Form 10-K

The Company filed with the SEC an annual report on Form 10-K for fiscal year ended December 31, 2012. Stockholders may obtain a copy of the annual report on Form 10-K, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company's website at www.nortek.com or by writing to the Company's Secretary at Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903. Upon written request to the Company's Secretary, at the address of the Company's principal executive offices, the exhibits set forth on the exhibit index of the Company's annual report on Form 10-K may be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Householding of Proxy Materials

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement and annual report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected shareholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year's and/or future proxy materials, please contact our transfer agent, Computershare Shareowner Services. If you are a beneficial shareholder, you may contact the broker or bank where you hold the account.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Nortek, Inc. under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Stockholder List

A complete list of those Stockholders will be open to examination by any Stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 50 Kennedy Plaza, Providence, Rhode Island 02903, for a period of ten days prior to the Annual Meeting.

NORTEK

Lifestyle innovations for home and work.

NORTEK, INC.
50 KENNEDY PLAZA
PROVIDENCE, RI 02903-2360

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 John T. Coleman 02 Thomas A. Keenan 03 J. David Smith

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2013 annual meeting of stockholders and any adjournments thereof.

0000173342_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

NORTEK, INC.
50 KENNEDY PLAZA
PROVIDENCE, RHODE ISLAND 02903
(401) 751-1600
May 9, 2013

The undersigned hereby appoints Michael J. Clarke and Kevin W. Donnelly, or either of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Nortek, Inc. to be held on May 9, 2013 at 8:30 a.m., local time, at The Omni Providence Hotel, One West Exchange Street, Providence, Rhode Island 02903 (telephone: 401-598-8000) or at any adjournment or postponement thereof, all of the shares of common stock of Nortek, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted "For All" nominees in Proposal No. 1 and "For" Proposal No. 2.

000173342_2 R1.0.0.51160

Continued and to be signed on reverse side